As filed with the Securities and Exchange Commission on August 22, 2001

                                                      REGISTRATION NO. 333-65756
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ----------------------------
                         POST EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          ----------------------------
                            NUWAVE TECHNOLOGIES, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

           DELAWARE                      3663                    22-3387630
           --------                      ----                    ----------
  (STATE OR JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NO.)    IDENTIFICATION NO.)
                          ----------------------------
                               ONE PASSAIC AVENUE
                           FAIRFIELD, NEW JERSEY 07004
                                 (973) 882-8810
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES
                        AND PRINCIPAL PLACE OF BUSINESS)
                          ----------------------------
                                  GERALD ZARIN
    CHAIRMAN OF THE BOARD OF DIRECTORS, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            NUWAVE TECHNOLOGIES, INC.
                               ONE PASSAIC AVENUE
                           FAIRFIELD, NEW JERSEY 07004
                                 (973) 882-8810
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                          ----------------------------
                                   COPIES TO:
                               BRUCE A. RICH, ESQ.
                            THELEN REID & PRIEST LLP
                               40 WEST 57TH STREET
                            NEW YORK, NEW YORK 10019
                                 (212) 603-2000

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
  from time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

     IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ] _______________

     IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ] _______________

     IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(D) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ] _______________

     IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, CHECK THE FOLLOWING BOX. [ ] _______________

================================================================================

PROSPECTUS
----------

                        9,098,402 Shares of Common Stock
                            par value $.01 per share


                            NUWAVE TECHNOLOGIES, INC.


                                 --------------
     This prospectus relates to the offering, from time to time, of up to 9,098,402 shares of NUWAVE Technologies common stock, par value $.01 per share, on terms to be determined at the time of sale. All of the shares of our common stock offered by this prospectus are subject to presently outstanding warrants. For the period from August 14, 2001 through October 12, 2001, the exercise price of warrants exercisable for the purchase of 1,978,391 shares has been reduced to $1.00 per share, and after such period the exercise prices of those unexercised warrants will return to the current prices for the balance of their terms. We will pay all expenses in connection with the registration and offering of the shares under the Securities Act of 1933. We will not receive any proceeds on the sale of the shares, but will receive proceeds upon the exercise of the warrants.

     Our outstanding shares of common stock are, and the shares offered for sale by this prospectus are expected to be, traded on the Nasdaq SmallCap Market under the symbol "WAVE." On August 10, 2001, the closing price of our common stock was $1.78. Our public warrants are traded on the Nasdaq SmallCap Market under the symbols "WAVEW" and "WAVEZ" On August 10, 2001, the closing price of our WAVEW warrants was $.34, and the closing price for our WAVEZ warrants was $.74.

     INVESTING IN THE COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                 The date of this prospectus is August 22, 2001.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

PROSPECTUS SUMMARY...........................................................1

SUMMARY FINANCIAL AND OPERATING INFORMATION..................................5

RISK FACTORS.................................................................6

USE OF PROCEEDS.............................................................11

MARKET PRICE INFORMATION....................................................11

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION...................12

BUSINESS....................................................................14

MANAGEMENT..................................................................21

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..............26

DESCRIPTION OF SECURITIES...................................................28

PLAN OF DISTRIBUTION........................................................30

LEGAL MATTERS...............................................................31

EXPERTS.....................................................................31

WHERE YOU CAN FIND MORE INFORMATION ABOUT US................................31


YOUR RELIANCE ON INFORMATION CONTAINED IN THIS PROSPECTUS

     In deciding whether to invest in our securities, you should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities. You must not consider that the delivery of this prospectus or any sale of the securities covered by this prospectus implies that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus is current or complete as of any time after the date of this prospectus.

                               PROSPECTUS SUMMARY


     The following summary information is qualified in its entirety by the information contained elsewhere in this prospectus. You should read the entire prospectus, including "Risk Factors" and the financial statements before making an investment decision.

                                     NUWAVE

GENERAL

     We recently started commercializing our technologies, having been a development stage enterprise since our organization in July 1995. Our mission is to identify, develop and commercialize high-margin, proprietary technologies suited for high-volume, high-growth markets and, in turn, achieve attractive long-term growth for our company. We have been focusing on technology related to image and video enhancement designed to enrich picture and video output with clearer, more defined detail in texture, color, contrast and tone, at low cost. Our initial products can be used by individuals over the Internet for improving their personal photographs, and for placement in products which have display screens and for supplementing existing television monitors and video game displays. Our patented high speed filtering technology removes approximately 70% of the picture noise while retaining correct focus (the image and text in the image does not blur). The three product lines based upon our proprietary technology are: 1) the NUWAVE Video Processor (NVP) Technology; 2) Hardware and Retail Products and 3) Digital Filtering Technology (PicturePrep(TM) Technology).

NVP ASIC Technology

     The first technologies we are commercializing are in the fields of photo and video-enhancement. We have developed proprietary video-enhancement technology designed to significantly enhance video output devices with clearer, sharper details and more vibrant colors when viewed on the display screen. This is known as the NUWAVE Video Processor (NVP) technology. We are seeking to license this technology and/or have it manufactured in the form of ASICs (Application Specific Integrated Circuit) chips through third parties and to directly market these products to OEM's, which by incorporating this enabling technology would improve picture quality in their set-top boxes, televisions, VCR's, DVD's, camcorders and other video output devices. The completed NVP 104 plastic (silicon) chip is being offered for sale. We have been concentrating our efforts to date on demonstrating and marketing this technology to the large Asian consumer electronics OEM's in Japan and China. Several of these potential customers have expressed serious interest in this technology. As a result, after signing confidentiality/non-disclosure agreements, these OEM's have received our specially designed evaluation boards using the patented NVP 104 chip. This board enables them to conduct the necessary testing and evaluation of the chip as it applies to their specific product(s). We believe that these activities will lead to orders being received during the third quarter of 2001.

Hardware and Retail Products

     We recently completed development of the VGE 101 set-top box utilizing the NVP ASIC chip for use with video games and DVD's. This is our first retail product utilizing the NVP ASIC chip. The VGE 101 is a low-cost video game enhancer that provides home video "gamers" with better video quality, to give game players an "edge" to improve their scores.

     We are introducing the VGE 101 through select distributors and manufacturer's representatives who sell to nationally known retail chains. We know of no competitive device that is capable of similarly enhancing a video game. In June 2001, the VGE 101 became available in a major US specialty retailer and we entered into a strategic sales and marketing agreement with an Irish company for access to its European sales and distribution network. In July, as a result of this strategic agreement, we received a VGE order from a leading UK distributor of gaming hardware software and accessories. Marketing efforts are being conducted for placement of the VGE 101 in additional retailers for the 2001 Christmas season. Based on the success of the VGE 101, we plan to introduce additional video enhancing retail products for consumers who do not have NVP-enabled products for their TV's but want to improve the picture quality of their home viewing.

Digital Software (PicturePrep(TM) Technology)

     In addition to the NVP technology, during 2000, we completed the initial development of our first proprietary digital photo and video software technology and launched the PicturePrep(TM) 2000 product line. In March 2001, this software was upgraded to PicturePrep(TM) Deluxe 2001 with new file management and uploading capabilities. Also in March 2001, the first Mac version for Apple computers was released. These products are the first downloadable software products with the ability to enhance both pictures and streaming video from virtually any PC program or while surfing the Internet using a PC. In addition to direct on-line consumer sales (B to C sales), we have begun marketing this technology directly to businesses (B to B) in order to expand our OEM customer base.

     We plan to license the digital filtering technology associated with PicturePrep(TM) Deluxe 2001 to OEM's for embedding in products such as PC's, printers, scanners, camcorders and DVD's, among other digital imaging devices. The PicturePrep(TM) Deluxe 2001 software product can also be bundled with the sale of a third party's product. As noted below, we have also begun the marketing our software products to retailers for sale in their camera, film and film processing departments. The PicturePrep(TM) digital technology not only complements our proprietary analog ASIC chip technology but can also work in conjunction with it to further improve the resulting image quality. Purchasers of PicturePrep(TM) Deluxe 2001 receive a free membership in PicturePrepClub.com described more fully below.

     PicturePrepClub.com, an Internet photo portal, was also launched during 2000 to serve not only as our e-commerce hub for the sale of the PicturePrepSuite line of products but also to provide club members with unlimited gallery space to exhibit photos, as well as an array of products including online print services and gifts such as imprinted T-shirts, mugs and mouse pads. PicturePrepClub.com revenue sources are expected to include membership sales, product sales, on-line print services and advertising. In connection with the PicturePrepClub.com Web site, we have entered into an agreement with Eastman Kodak Company whereby Print@KODAK is our exclusive on-line fulfillment service to deliver prints and photoproducts directly to consumers' homes. This service became available to PicturePrepClub members on August 17, 2000. We believe this focused image enhancement product strategy provides our company with proprietary solutions for sale in both analog and digital formats to meet the continuing evolution and convergence of the PC to television and video markets and the worldwide trend towards digital devices. We intend to support the above sales efforts through various sales and marketing programs and activities including trade advertising, attendance at industry trade shows, attendance at participating dealer shows, attendance at end-user events, literature mailers and co-op dealer advertising.

     We are concentrating our activities primarily on the introduction and launch of our VGE 101 along with marketing and sales of our ASIC line of chips, our digital software technology and our Internet presence to the OEM, professional video and retail markets and on the continuing development of our digital and analog video enhancement technology. Also, we are currently conducting investigation and research and development activities with respect to other new technologies and products to address the digital, PC and Internet markets. These activities may give rise to additional products that may be commercialized by our company.

     We believe this focused digital and analog image enhancement product strategy will provide our company with an expanded technology base, product line and services we can offer to potential customers. This positions us to take full advantage of the significant video and photo growth opportunity presented by the converging PC, Internet, television, HDTV and telecommunication markets. We believe that the capacity of our administrative and support systems is sufficient to allow us to expand our business without significant additional capital expenditures.

     Although we anticipate deriving some revenue from the sale of our proprietary software and the NVP products during 2001, no assurance can be given that these products will be successfully marketed during such period. Even if revenues are produced from the sale of such products, we expect to continue to incur losses for at least the next twelve months. See "Risk Factors."

PRINCIPAL EXECUTIVE OFFICES

     Our principal executive offices are located at One Passaic Avenue, Fairfield, New Jersey 07004. You can reach our principal executive offices by telephone at (973) 882-8810.

                                  THE OFFERING

SECURITIES OFFERED

     We issued warrants in connection with our 1996 initial public offering (the "1996 IPO"), our 1998 private placement (the "1998 Placement"), and our 2000 private placement (the "2000 Placement"). As part of this issuance we agreed to register under the Securities Act the shares of our common stock underlying these warrants and also agreed to bear the cost of filing and maintaining such registration. We are offering:

     o up to 3,789,500 shares of common stock issuable upon exercise of 2,750,000 warrants issued in connection with our 1996 initial public offering, each of which is exercisable for 1.378 shares of common stock upon payment of $3.99, until July 3, 2002, subject to adjustment based upon the exercise of Placement Unit Warrants during the exercise price reduction period. In May 2001, we extended the expiration date of these warrants and related underwriter's warrants by one year to July 3, 2002 and also changed the "trigger price" for our right to call these warrants to 120% of the exercise price.

     o up to 220,000 shares of common stock issuable upon exercise of 220,000 underwriters warrants issued in connection with our initial public offering, each of which is exercisable for one share of common stock upon payment of $5.99, until July 3, 2002, subject to adjustment based upon the exercise of Placement Unit Warrants during the exercise price reduction period.

     o up to 2,057,207 shares of common stock issuable upon exercise of 2,057,207 Class A common stock purchase warrants issued in connection with the 1998 Placement of our securities, each of which is exercisable for one share of common stock upon payment of $3.24, until May 11, 2003.

     o up to 688,084 shares of common stock issuable upon exercise of 688,084 placement agent unit warrants, issued in connection with the 1998 Placement of our securities, each of which is exercisable for one share of common stock at prices ranging from $2.50 to $3.06, until May 11, 2003, however, during the period from August 14 through October 12, 2001, the exercise price has been reduced to $1.00 for each underlying share of common stock.

     o up to 516,068 shares of common stock issuable upon exercise of Class A common stock purchase warrants issuable upon exercise of the 688,084 placement agent unit warrants issued in connection with the 1998 Placement, each of which is exercisable for .75 share of common stock upon payment of $3.24, until May 11, 2003, however, during the period from August 14 through October 12, 2001, the exercise price has been reduced to $1.00 for each underlying share of common stock.

     o up to 1,044,304 shares of common stock issuable upon exercise of 1,044,304 Class B common stock purchase warrants issued in connection with the 2000 Placement of our securities, each of which is exercisable for one share of common stock upon payment of $3.95, until March 14, 2003.

     o up to 522,159 shares of common stock issuable upon exercise of 522,159 placement agent unit warrants, issued in connection with the 2000 Placement of our securities, each of which is exercisable for one share of common stock upon payment of $3.16, until March 14, 2005, however, during the period from August 14 through October 12, 2001, the exercise price has been reduced to $1.00 for each underlying share of common stock.

     o up to 261,080 shares of common stock issuable upon exercise of Class B common stock purchase warrants upon exercise of 522,159 placement agent unit warrants issued in connection with the 2000 Placement, each of which is exercisable for .50 share of common stock upon payment of $3.95, until March 14, 2005, however, during the period from August 14 through October 12, 2001, the exercise price has been reduced to $1.00 for each underlying share of common stock.

     No executive officer or director of our company beneficially owns any of the outstanding warrants.

SECURITIES OUTSTANDING

     At July 27, 2001, we had the following public securities outstanding:

          Common Stock................................  10,557,729
          IPO Warrants................................   2,530,000
          Class A Warrants............................   2,057,207
          Class B Warrants............................   1,044,304

     Our common stock is traded on the NASDAQ SmallCap Market under the symbol "WAVE." Our public warrants are traded on the NASDAQ SmallCap Market under the symbols "WAVEW" and "WAVEZ

USE OF PROCEEDS

     The shares of common stock covered by this prospectus are issuable on exercise of immediately exercisable outstanding warrants at exercise prices ranging from $3.16 to $8.25 and expiring from July 3, 2002 to March 14, 2005. We anticipate that we will receive approximately $34 million if all of these warrants are exercised (or approximately $29 million if all warrants subject to the reduced exercise price are exercised during the price reduction period), reduced by expenses related to the registration of the shares estimated at $50,000. Based upon agreements with the warrantholders, we are bearing all the expenses. We will use any proceeds for general working capital purposes.

     We will not receive any proceeds from the sale of the common stock received upon exercise of the warrants.

RISK FACTORS

     Investing in our securities involves a high degree of risk. You should read the disclosures we make beginning on page 6 under the heading "Risk Factors" in considering whether to invest in our common stock.

                   SUMMARY FINANCIAL AND OPERATING INFORMATION

     This summary information below is from and should be read with the financial statements, and the notes to the financial statements, elsewhere in this prospectus.

                         ----------------------------------------      SIX MONTHS ENDED
                                   YEAR ENDED DECEMBER 31,                 JUNE 30,
                         ----------------------------------------  --------------------------
STATEMENT OF INCOME
       DATA                   1998          1999          2000          2000          2001
----------------------   ------------  ------------  ------------  ------------  ------------
Revenues:
  Sales less cost.....   $      7,639  $     14,353  $     10,052  $      8,222  $     43,564

Operating Expenses:
  Research and
  development.........   $ (1,572,364) $   (938,745) $ (1,182,833) $   (849,540) $   (427,951)
  General and
  administration
  expenses............   $ (2,646,409) $ (2,503,812) $ (3,313,909) $ (1,816,951) $ (1,396,031)
Other Income
(Expense).............   $    212,863  $   (170,518) $    263,961  $    130,022  $     64,677
(Provision) Benefit
for income tax........              -  $    908,350  $    (65,580)            -             -

(Loss)................   $ (3,998,271) $ (2,690,372) $ (4,288,309) $ (2,528,247) $ (1,715,741)
                         ============  ============  ============  ============  ============

Net Loss Per Share....   $      (0.55) $      (0.32) $      (0.42) $      (0.26) $      (0.16)
                         ============  ============  ============  ============  ============
Weighted average
  number of common
  shares outstanding..      7,259,896     8,419,644    10,135,345     9,708,320    10,557,729
                         ============  ============  ============  ============  ============

                                          YEAR ENDED DECEMBER 31,   SIX MONTHS
                                       --------------------------     ENDED
        BALANCE SHEET DATA                 1999           2000     JUNE 30, 2001
-------------------------------------  ------------  ------------  -------------
Cash and cash equivalents............  $  1,969,292  $  3,847,402  $  2,065,970
Total Assets.........................  $  3,180,313  $  4,884,564  $  3,041,940
Total Current Liabilities............  $    274,555  $    417,443  $    283,561
Total Stockholders' Equity...........  $  2,905,758  $  4,467,121  $  2,758,379

                                  RISK FACTORS

     You should consider the following factors and other information in this prospectus relating to out business and prospects before deciding to invest in the securities. This investment involves a high degree of risk, and you should purchase the securities only if you can afford to lose the entire sum invested in these securities. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock and warrants could decline, and you may lose all or part of your investment.

FINANCIAL RISKS

WE HAVE BEEN A DEVELOPMENT STAGE ENTERPRISE WITH ONLY A LIMITED OPERATING
HISTORY.

     We have been a development stage enterprise shifting to commercialization and with only a limited operating history. Since our inception in July 1995, we have been engaged primarily in raising funds and directing, supervising, and coordinating the activities of our Advanced Engineering Group, made up of our own employees and third-party consultants who work with us on a project-by-project basis, in the continuing development of the NUWAVE Video Processor (NVP) Technology and our PicturePrepSuite2000 line of photo and video enhancement software and pre-marketing. Recently, we produced our first NVP Video Processor in an ASIC (Application Specific Integrated Chip) format for the OEM market, which is being tested by OEMs, and our Video Game Enhancer has been placed in several national retail chains.

     Our prospects must be considered in light of the risks associated with the establishment of a new and small capitalized business in the evolving electronic video industry. In our case this is particularly so, as further risks will be encountered in our shift from the development to the commercialization of new products based on innovative technology. There can be no assurance that we will be able to generate significant revenues or achieve profitable operations.

WE HAVE A HISTORY OF INCURRING LOSSES AND WE ANTICIPATE THAT WE WILL CONTINUE TO INCUR LOSSES.

     To date, we have received only limited revenue from the sale of our products. There can be no assurance that our technology and products will be able to compete successfully in the marketplace and/or generate significant revenue. We have incurred significant costs in connection with the development of our technologies and proposed products and there is no assurance that it will achieve sufficient revenues to offset anticipated operating costs. As of March 31, 2001, we had an accumulated deficit of $20,983,443. Although we anticipate deriving some revenue from the sale of our VGE 101 and NVP (Video Processor) and related products and digital software products within the next twelve months, no assurance can be given that these products will be successfully marketed. Management anticipates that we may continue to incur losses for at least the next twelve months. Included in such former and future losses are research and development expenses, marketing costs, manufacture and assembly, and general and administrative expenses. We anticipate that we will continue to have high levels of operating expenses and will be required to make significant expenditures in connection with our continued research and development activities and marketing efforts. We anticipate that our losses will continue until we are able to generate sufficient revenues to support our operations.

OUR CONTINUED DEVELOPMENT EFFORTS AND FUTURE GROWTH DEPEND UPON OUR ABILITY TO RAISE ADDITIONAL CAPITAL WHICH MAY NOT BE AVAILABLE TO US WHEN NEEDED OR ON ACCEPTABLE TERMS.

     Our capital requirements in connection with our development activities have been and will continue to be significant. We have been dependent upon the proceeds of sales of our securities to private investors to fund our initial development activities. Since our initial public offering in July 1996, we have obtained needed capital through private placements of our securities. The most recent private placement was in March 2000, when we received gross proceeds of $6.6 million selling 2,088,608 shares of common stock and 1,044,304 Series B common stock purchase warrants, excluding the warrants granted to the placement agent.

     We anticipate, based on our current proposed plans and assumptions relating to our operations, that we have sufficient cash to satisfy all of our estimated cash requirements for the next twelve months. In the event of unanticipated expenses, delays or other problems, we might be required to seek additional funding elsewhere. Also, if we were to receive a larger than anticipated number of initial purchase orders upon introduction of our NVP Video Processor products, we might require additional capital. No assurance can be given that we will be able to obtain such additional capital on commercially reasonable terms or at all. An inability to obtain additional financing, when needed, would have a material adverse effect on us, and possibly require it to curtail or cease operations. To the extent that any future financing involves the sale of our equity securities, our existing stockholders could be substantially diluted.

BUSINESS AND REGULATORY RISKS

WE DEVELOP TECHNOLOGY AND PRODUCTS USING NEW CONCEPTS, SO THERE IS UNCERTAINTY ABOUT MARKET ACCEPTANCE OF OUR PRODUCTS, AND WE HAVE LIMITED MARKETING EXPERIENCE.

     We develop technology and products using new concepts and designs in video imagery and processing. Our prospects for success will depend on our ability to successfully sell our products to key manufacturers and distributors who may be inhibited from doing business with us because of their commitment to their own technologies and products or because of our relatively small size and lack of sales and production history. As a result, demand and market acceptance for our technology and products are subject to a high level of uncertainty. We currently have limited financial, personnel and other resources to undertake the extensive marketing activities that will be necessary to market our technology and products once their development is completed. No assurance can be given that any of our potential customers will enter into any arrangements with us. Further, there is no assurance that our marketing efforts will be successful.

WE DEPEND ON THE MANUFACTURERS OF PRODUCTS WHO WISH TO INCLUDE OUR NVP VIDEO PROCESSOR TO MAKE DESIGN MODIFICATIONS NECESSARY TO INCORPORATE OUR TECHNOLOGY INTO THEIR PRODUCTS.

     Commercialization of the NVP Video Processor and sale to manufacturers of the relevant video equipment will require such manufacturers to adopt new circuit configurations to accommodate the relevant chip in their products. Although the NVP Video Processor meets the various video broadcast standards, we anticipate that manufacturers wishing to use the NVP Video Processor will make such modifications because of the benefits derived from the improved performance of their products and the relative simplicity of such modifications. However, there is no assurance that such modifications will be made. Also, the cost of such modifications may inhibit or prevent their adoption. Our ability to sell and/or license our products would be adversely affected if designers and manufacturers fail to make such modifications.

DEVELOPMENT OF OUR PRODUCTS IS SUBJECT TO ALL THE RISKS INHERENT IN THE DEVELOPMENT OF NEW TECHNOLOGY, SO THERE WILL NEED TO BE PRODUCT TESTING AND OTHER TECHNOLOGICAL FACTORS THAT MAY AFFECT THE SUCCESSFUL DEVELOPMENT OF OUR PRODUCTS.

     Development of our products is subject to all of the risks inherent in the development of new technology and products including the following risks: unanticipated delays; expenses; technical problems or difficulties; and possible insufficiency of funding to complete development. There is no assurance as to when, or whether, we can successfully complete these developments. Further, there is no assurance that we can develop products in commercially salable form within its projected development schedule. If we are unable to complete our development activities for our proposed products, we would have to complete development through third parties. Management believes that we have sufficient resources to complete development of our products. However, there is no assurance that we will be able to complete such development in a timely manner, or at all. There is also no assurance that we can enter into economically reasonable arrangements for the completion of such products by third parties.

     In connection with the development of commercially salable prototypes, we must successfully complete a testing program for our products before marketing them. Unforeseen technical problems arising out of such testing could significantly and adversely affect our ability to manufacture a commercially acceptable version. In addition, our success will depend upon our technology and proposed products meeting acceptable cost and performance criteria and upon their timely introduction into the marketplace. There can be no assurance that our technology and proposed products will satisfactorily perform the functions for which they are designed, that they will meet applicable price or performance objectives or that unanticipated technical or other problems will not occur.

Should any such problems arise, the result would be increased costs and/or material delays in the development of the proposed products.

WE WILL RELY ON OTHERS TO MANUFACTURE OUR DEVICES, AND WE MAY NOT BE ABLE TO MEET CUSTOMER DEMAND IF OUR SUPPLIERS CANNOT MEET OUR QUANTITY AND QUALITY REQUIREMENTS.

     We do not plan to directly manufacture any of our products. We intend to contract with third parties to manufacture our proposed NVP Video Processor and our digital software technology, and related retail products. We may also license to third parties the rights to manufacture our proposed products, either through direct licensing, original equipment manufacturer arrangements or otherwise.

     We will be dependent on third parties to manufacture our NVP ASIC (the application specific integrated circuit-based NVP Video Processor) and related products as well as future products we may choose to commercialize. Although we have entered into an agreement with a potential manufacturer of our NVP Video Processor ASIC chip, there can be no assurance that the manufacturer will dedicate sufficient production capacity to satisfy our requirements within scheduled delivery times, or at all. Failure or delay by our suppliers in fulfilling our anticipated needs would have an adverse effect on our ability to develop and market our products. In addition, we will be dependent on third-party vendors for many of the components necessary for the final assembly of our products. We may have difficulty in obtaining contractual agreements with suppliers of these materials due to, among other things, possible material shortages or possible lack of adequate purchasing power. While our management believes that these components are available from multiple sources, it is anticipated that we will obtain certain of them from a single source, or limited number of sources, of supply. In the event that certain of these suppliers are unable or unwilling to provide us with these components on commercially reasonable terms, or at all, delays in securing alternative sources of supply would result and could have a material adverse effect on our operations.

COSTS ASSOCIATED WITH MAINTAINING OUR WEB SITE ARE DIFFICULT TO PREDICT AND MAY EXCEED BUDGET.

     We have budgeted a set amount to maintain our Web site, including the PicturePrep(TM) Web site. The costs may prove to exceed the amounts we have budgeted.

COMPETITION

     Intense competition exists in the markets that we intend to enter. Further, with respect to the market for video editing, video production and video processing products, significant price erosion over the life of a product exists. Our products will directly compete with those of numerous well-established companies, including the following companies, which design, manufacture and/or market video technology and other products: Sony Electronics, Inc., Panasonic Division of Matsushita Electric Industrial Co., Motorola, Inc., Mitsubishi International Corp., and Royal Philips Electronics, NV.

     With respect to the market for PicturePrep(TM), our product will directly compete with the products of numerous well-established companies, including Adobe Systems Incorporated, ULead Systems and Ofoto, Inc., and Eastman Kodak, some of which have photo-sharing Web sites. These companies also have photo-enhancing software for still photos.

     All of the above companies have substantially greater financial, technical, personnel and other resources than we do for production and innovation of products, and for marketing and sales. Further, each has established a reputation for success in the development, licensing, sale and service of its products and technology. In addition, certain of these competitors dominate their industries and have the necessary financial resources to enable them to withstand substantial price competition or downturns in the market for video products.

OUR INDUSTRY IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGES AND AGGRESSIVE COMPETITION.

     Rapid changes characterize the markets for our technology and products. Further, evolving industry standards often result in product obsolescence or short product life cycles. Certain companies may be developing technologies or products which may be functionally similar, or superior, to some or all of our proposed products. As a result, our ability to compete will depend on our ability to, among other things: complete development and introduce to the marketplace in a timely and cost-competitive manner our proposed products and technology; continually enhance and improve our proposed products and technology; adapt our proposed products to be compatible with specific products manufactured by others; and successfully develop and market new products and technology.

     There is no assurance that we will be able to compete successfully or that our competitors will not develop similar or competitive technologies or products that render our products and technology obsolete or less marketable. Further, there is no assurance that we will be able to successfully enhance our proposed products or technology or adapt them satisfactorily.

TO THE EXTENT PRACTICABLE, WE HAVE FILED U.S. PATENTS AND/OR COPYRIGHT APPLICATIONS, BUT THERE IS NO ASSURANCE THAT ANY PATENT OR COPYRIGHT WILL AFFORD US COMMERCIALLY SIGNIFICANT PROTECTION.

     To the extent practicable, we have filed and intend to file U.S. patents and/or copyright applications for certain of our proposed products and technology. We have also filed and intend to file corresponding applications in key industrial countries worldwide. Certain of these patents have been granted and others are pending.

     In April 1998, we filed three U.S. patent applications for certain of our independently developed products: one for our NUWAVE Video Processor and two for our Softsets. Patents have been granted to us for each of these applications. In August 1999 we filed a U.S. patent application for our digital filter noise reduction algorithms and in May 2001 we were notified that the application has been approved for patent protection. There is no assurance that any patent will afford us with commercially significant protection of our technology or that we will have adequate resources to enforce our patents.

NO DIVIDENDS

     We have not paid any cash dividends to date. Payment of dividends on our common stock is within the discretion of our board of directors and will depend upon our earnings, capital requirements and financial condition, and other relevant factors. We do not intend to declare any dividends on our common stock in the foreseeable future. Instead, we plan to retain any earnings we receive for development of our business operations.

POTENTIAL CHARGE TO OPERATIONS RESULTING FROM THE REPRICING OF CERTAIN WARRANTS

     As a result of repricing certain warrants to the Company's consultants from the initial exercise prices from $3.16 to $3.95 per share to $1.00 per share, we anticipate that there could be a charge to operations. The charge would be based on the number of such warrants held by the Company's consultants and the differential between the exercise price and the market price as of the date hereof.

LIMITATION ON TAX LOSS CARRYFORWARDS

     As of December 31, 2000, we had available unused net operating loss carryforwards aggregating approximately $17,900,000 to offset future federal taxable income. The unused net operating loss carryforwards expire in various years from 2010 to 2020. Under Section 382 of the Internal Revenue Code of 1986, utilization of prior net operating loss carryforwards is limited after an ownership change. We may be subject to limitations on the use of our net operating loss carryforwards as provided under Section 382 by reason of prior placements of our securities and future transactions. Accordingly, there can be no assurance that a significant amount of the existing net operating loss carryforwards will be available to use. In the event that we achieve profitability, as to which there can be no assurance, such limitation would have the effect of increasing our tax liability and reducing our net income and available cash resources in the future.

LIMITATION ON LIABILITY OF DIRECTORS AND OFFICERS

     Our company's certificate of incorporation provides that we will indemnify any of our directors, officers, employees or agents against actions, suits or proceedings relating to our company and, subject to certain limitations, a director shall not be personally liable for monetary damages for breach of his fiduciary duty. In addition, we have entered into an indemnification agreement with each of our directors. Such indemnification agreement provides that a director is entitled to indemnification to the fullest extent permitted by law.

WE MUST ATTRACT AND RETAIN KEY PERSONNEL IN ORDER TO REMAIN COMPETITIVE WHICH MAY BE DIFFICULT GIVEN OUR SMALL SIZE AND LIMITED RESOURCES COMPARED TO MANY OF OUR COMPETITORS.

     Our operations depend largely on the continued employment of Mr. Gerald Zarin, Chairman of the Board, President and Chief Executive Officer. If Mr. Zarin or other members of management or key personnel resign or otherwise leave our company, our business and financial condition could be materially adversely affected.

PROVISIONS IN THE EMPLOYMENT CONTRACT OF OUR PRESIDENT AND IN THE SEVERANCE AGREEMENTS OF OUR EXECUTIVE OFFICERS ARE TRIGGERED BY A CHANGE IN CONTROL, WHICH ALSO COULD DISCOURAGE UNSOLICITED TAKEOVER ATTEMPTS.

     Provisions in the employment contract of our president and in the severance agreement of one executive officer providing for various termination benefits are triggered by certain changes in control of our company. Such provisions could have the effect of discouraging, delaying or preventing unsolicited takeover attempts.

PROVISIONS IN OUR COMPANY'S CERTIFICATE OF INCORPORATION COULD DISCOURAGE UNSOLICITED TAKEOVER ATTEMPTS WHICH COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

     Provisions of our company's certificate of incorporation and by-laws and of Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control. Such provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then-current market value of our common stock. Such provisions may also inhibit fluctuations in the market price of our common stock that could result from takeover attempts. In addition, our board of directors, without further stockholder approval, may issue preferred stock that could have the effect of delaying or preventing a change in control. The issuance of preferred stock could also adversely affect the voting power of the holders of common stock, including the loss of voting control to others.

MARKET RISKS

MARKET PRICE FLUCTUATIONS

     The trading price of our common stock may be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, general conditions in the computer, video and telecommunications industries, changes in earnings estimates, recommendations by analysts and other events.

OUR COMMON STOCK COULD BE DELISTED FROM THE NASDAQ SMALLCAP MARKET IF WE DO NOT CONTINUE TO MEET THE MINIMUM REQUIREMENTS FOR CONTINUED LISTING.

     The National Association of Securities Dealers maintains requirements for the continued listing on the Nasdaq SmallCap Market that include the following: the listed shares of common stock have a minimum bid price of $1.00 per share; companies with listed shares have net tangible assets of $2,000,000 or market capitalization of $35,000,000 or net income (in the latest fiscal year or in two of the last three fiscal years) of $500,000; and that the market value of the public float of our common stock be at least $4,000,000.

OUR COMMON STOCK COULD BECOME SUBJECT TO "PENNY STOCK" RESTRICTIONS UNDER FEDERAL SECURITIES LAWS, WHICH COULD REDUCE THE LIQUIDITY OF OUR COMMON STOCK.

     The SEC has adopted regulations, which generally define penny stocks to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. On August 10, 2001, the closing bid price for our common stock, as quoted on the Nasdaq SmallCap Market, was $1.78 per share and therefore, our common stock is designated a "Penny Stock." As a penny stock, our common stock may become subject to Rule 15g-9 under the Exchange Act or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

     For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

     The penny stock restrictions will not apply to our common stock if we continue to meet a $2,000,000 minimum net tangible assets or a $1.00 market price. There can be no assurance that our common stock will continue to qualify for exemption from the penny stock restrictions. In any event, even if our common stock were exempt from the penny stock restrictions, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

THE MARKET PRICE FOR OUR COMMON STOCK COULD DECLINE AS A RESULT OF SHARES THAT WILL BE ELIGIBLE FOR SALE IN THE FUTURE.

     At June 30, 2001, 10,557,729 shares of our common stock were outstanding. In addition:

     o 9,500,402 shares of common stock, including the 9,098,402 shares of common stock offered hereby, are issuable upon the exercise of warrants, and
     o 1,722,000 shares of common stock are issuable upon the exercise of outstanding stock options.

The sale, or availability for sale, of substantial amounts of our common stock in the public market could adversely affect the prevailing market price of our common stock and could impair our ability to raise additional capital when needed through the sale of its equity securities.

     If our common stock is delisted from the Nasdaq SmallCap Market and becomes subject to the rules on penny stocks, the market liquidity for our common stock could be materially adversely affected.

                                 USE OF PROCEEDS

     The shares of common stock covered by this prospectus are issuable on exercise of immediately exercisable outstanding warrants at exercise prices ranging from $3.16 to $8.25 and expiring from July 3, 2002 to March 14, 2004. We anticipate that we will receive approximately $34 million if all of these warrants are exercised (or approximately $29 million if all warrants subject to the reduced exercise price are exercised during the price reduction period), reduced by expenses related to the registration of the shares estimated at $50,000 and any subsequent price dilution of the warrants. Based upon agreements with the warrantholders, we are bearing all the expenses. We will use the proceeds for general working capital purposes, including marketing and inventory production for the VGE and ASIC chip products.

     We will not receive any proceeds from the sale of the common stock received upon exercise of the warrants.

                            MARKET PRICE INFORMATION

     Our common stock is included on the National Association of Securities Dealers Automated Quotation System (NASDAQ) SmallCap Market under the symbol "WAVE." The following table sets forth the quarterly high and low closing bid prices for the common stock as reported by NASDAQ for the periods indicated. These prices are based on quotations between dealers, and do not reflect retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.

                                             High                Low
                                             ----                ---
          FISCAL 1999

          First Quarter                      $3.50              $1.50
          Second Quarter                     $2.41              $1.31
          Third Quarter                      $3.63              $1.94
          Fourth Quarter                     $3.50              $2.00

          FISCAL 2000

          First Quarter                      $5.75              $2.19
          Second Quarter                     $4.13              $1.66
          Third Quarter                      $2.44              $1.59
          Fourth Quarter                     $1.75              $0.66

          FISCAL 2001

          First Quarter                      $1.44              $0.41
          Second Quarter                     $1.02              $0.60
          Third Quarter (through             $1.78              $1.02
          August 10, 2001)

     See the cover page of this prospectus for the last sales price of the common stock reported on the Nasdaq SmallCap Market as of a recent date.

     On July 20, 2001, there were approximately 244 holders of record of our common stock. This number does not include beneficial owners of the common stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.

     Our initial public offering warrants and Class A common stock purchase warrants are included on the Nasdaq SmallCap Market under the symbols "WAVEW" and "WAVEZ" respectively

     MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     The following discussion should be read in conjunction with our financial statements and the notes thereto and the other financial information appearing elsewhere in this prospectus. This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements concerning underlying assumptions and other statements which are other that statements of historical facts. Forward-looking statements involve risks and uncertainties which could cause actual results or outcomes to differ materially. Our expectations and beliefs are expressed in good faith and are believed by us to have a reasonable basis but there can be no assurance that management's expectations, beliefs or projections will be achieved or accomplished. Our actual results could differ materially from those discussed in the forward-looking statements due to factors discussed under "Risk Factors," as well as factors discussed elsewhere in this prospectus. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus.

GENERAL

     We recently started commercializing our technologies, having been a development stage enterprise since our organization in July 1995. Our mission is to identify, develop and commercialize high-margin, proprietary technologies suited for high-volume, high-growth markets and, in turn, achieve attractive long-term growth for our company. We have been focusing on technology related to image and video enhancement designed to enrich picture and video output with clearer, more defined detail in texture, color, contrast and tone, at low cost. Our initial products can be used by individuals over the Internet for improving their personal photographs, and for placement in products which have display screens and for supplementing existing television monitors and video game displays. Our technology removes approximately 70% of the picture noise while retaining correct focus (the image and text in the image does not blur). The three product lines based upon our proprietary technology are: 1) the NUWAVE

Video Processor (NVP) Technology; 2) Hardware and Retail Products and 3) Digital Software (PicturePrep(TM) Technology).

     As of June 30, 2001, we had an accumulated deficit during the development stage of $21,882,250, which included a net loss for the six months ended June 30, 2001 of $1,715,741. The loss for the six months ended June 30, 2001 included $1,396,031 in general and administrative expenses, representing a decrease of $420,920 compared to the six-month period ended June 30, 2000. Such decrease was primarily the result of reduced sales and marketing costs ($360,866), discussed more fully below combined with a decrease in investor relations ($143,157). These decreases were partially offset by increases in amortization ($84,359), professional expenses ($40,462) and other expenses ($18,910).

     Although we anticipate deriving some revenue from the sale of our proprietary software and the NVP Video Processor products during the balance of 2001, no assurance can be given that these products will be successfully marketed during such period. See "Liquidity and Capital Resources."

LIQUIDITY AND CAPITAL RESOURCES

     From inception until the initial public offering, our company relied for all of our funding ($2,900,000 in cash plus the cancellation of the notes in the principal amount of $350,000) on private sales of our debt and equity securities. In July 1996, we completed our initial public offering and received net proceeds of $9,538,428. We used $2,073,652 of the net proceeds of the initial public offering to repay the principal and interest on the outstanding notes issued to investors in connection with the private financings. On February 6, 1998, 253,485 shares of our common stock were issued for an aggregate purchase price of $1,000,000 to a Private Limited Partnership. On May 11, 1998, we entered into a placement agency agreement with Janssen-Meyers to act as our placement agent in a private equity placement whereby we issued 2,742,904 shares of our common stock and 2,057,207 Class A Warrants between May 19, 1998 and June 9, 1998 for an aggregate purchase price of $7,280,546.

     On March 14, 2000, we completed a private placement of 2,088,608 shares of our common stock and 1,044,304 Class B Warrants for an aggregate purchase price of $6,600,000.

     On June 30, 2001, we had cash and cash equivalents of approximately $2,066,000 and no long-term liabilities. We anticipate, based on current proposed plans and assumptions relating to our operations, that we have sufficient cash to satisfy our estimated cash requirements for at least the next twelve months. In the event of unanticipated expenses, delays or other problems beyond this period, we might be required to seek additional funding. In addition, in the event that we receive a larger than anticipated number of initial purchase orders upon introduction of our NVP Video Processor products, we may require resources greater than our available cash or than are otherwise available to us. In such event, we may be required to raise additional capital. There can be no assurance that such additional capital will be available to us if needed, on commercially reasonable terms or at all.

PLAN OF OPERATION

     Our plan of operation over the next twelve months focuses primarily on transitioning from a development stage organization to an operating company. This transition includes the marketing and sales of our ASIC line of chips and our new video game enhancer (the "VGE"), our digital software technology and our Internet presence to the OEM, professional video and retail markets and on the continuing development of our digital and analog video enhancement technology. In addition, through our strategic alliance with MemoryLink Corp., we plan to market wireless video technology, as the products become available, to the same OEM customer base that we are currently marketing our analog and digital technology. Also, we plan, through our Advanced Engineering Group and agreements with third parties, to continue to conduct investigation and research and development activities with respect to other new technologies/products to address the digital, PC and Internet markets. These activities may give rise to additional products that may be commercialized by us. However, there can be no assurance that our efforts will result in marketable products or products that can be produced at commercially acceptable costs.

     Our future performance will be subject to a number of business factors, including those beyond our control, such as economic downturns and evolving industry needs and preferences, as well as the level of competition and the ability of our company to successfully market our products and technology. There can be no assurance that we will be able to successfully implement a marketing strategy, generate significant revenues or achieve profitable operations. In addition, because our company has had only limited operations to date, there can be no assurance that our estimates will prove to be accurate or that unforeseen events will not occur.

                                    BUSINESS

GENERAL

     We recently started commercializing our technologies, having been a development stage enterprise since our organization in July 1995. Our mission is to identify, develop and commercialize high-margin, proprietary technologies suited for high-volume, high-growth markets and, in turn, achieve attractive long-term growth for our company. We have been focusing on technology related to image and video enhancement designed to enrich picture and video output with clearer, more defined detail in texture, color, contrast and tone, at low cost. Our initial products can be used by individuals over the Internet for improving their personal photographs, and for placement in products which have display screens and for supplementing existing television monitors and video game displays. Our technology removes approximately 70% of the picture noise while retaining correct focus (the image and text in the image does not blur). The three product lines based upon our proprietary technology are: 1) the NUWAVE Video Processor (NVP) Technology; 2) Hardware and Retail Products and 3) Digital Software (PicturePrep(TM) Technology).

     Our company is concentrating its activities primarily on the marketing and sales of its ASIC line of chips, the VGE, our digital software technology and Internet presence to the OEM, professional video and retail markets and on the continuing development of digital and analog video enhancement technology. We also conducting investigation and research and development activities with respect to additional new technologies/products to address the consumer retail, digital, PC and Internet markets. These activities may give rise to additional products that we may commercialize.

     We believe this focused digital and analog image enhancement product strategy provides us with an expanded technology base, product line and services offered to potential customers. This strategy positions us to take full advantage of the significant video and photo growth opportunity presented by the converging PC, Internet, television, HDTV and telecommunication markets. We believe that the capacity of our administrative and support systems is sufficient to allow us to expand its business without significant additional capital expenditures (see Management Discussion and Analysis - Liquidity and Capital Resources). Although the Company anticipates deriving revenue from the sale of its proprietary software and the NVP products during 2001, no assurance can be given that these products will be successfully marketed during such period.

     History

     Our company was conceived of by Mr. Ernest Chu in June 1994 when he met with Mr. Ted Wong, the President of Prime Technology, Inc. ("Prime") as a result of an introduction by employees of a high-technology company for which Mr. Chu was then rendering consulting services in his individual capacity. At that time, Prime was the exclusive licensee of Rave Engineering Corp.'s ("Rave") technology. The parties recognized the need for an experienced president to operate the new company and to commercialize the products, and began negotiations with Mr. Gerald Zarin, whom Mr. Wong had recently met, to accept that position and participate in the Company's equity. Negotiations commenced in December 1994 and continued among Mr. Zarin, Mr. Chu, Mr. Wong on behalf of Prime and Mr. Randy Burnworth on behalf of Rave through early July 1995. As a result of these negotiations, our company was organized in July 1995, at which time Prime terminated its exclusive license arrangement with Rave and our company entered into the License Agreement. In addition, Rave agreed to continue the development of the technology and the initial products pursuant to the Development Agreement and Prime became our exclusive agent to sublicense the products covered by the License Agreement to third parties (subject in all cases to our approval) under the terms of the Agency Agreement. Mr. Zarin became the Company's President and Mr. Chu became the Chairman of our Board of Directors and acting Chief Financial Officer. Mr. Wong became a director of our company.

     We believe that Rave had not performed the services required under the Development Agreement. In November 1998, we commenced an arbitration proceeding (the "Arbitration") against Rave and Randy Burnworth. On May 28, 1999, pursuant to a Settlement Agreement, the Arbitration was resolved and the License Agreement was terminated. As a result of the Settlement Agreement, we continue to maintain exclusive worldwide license rights to make, market and license its video enhancement technology free of any claims of ownership or inventorship by Rave and /or Prime.

BACKGROUND--VIDEO IMAGES

     The human eye perceives all images as a result of its ability to recognize light. Light travels as continuous electromagnetic waves ("Analog Light Waves") that are either emitted by the object being observed or reflected from it. Analog Light Waves vary in frequency and amplitude, and can be directly captured as images. For example, in photography, light waves strike film treated with certain chemicals and the energy from the light wave causes chemical reactions that change the translucency of the film. As a result, the image can be recreated by again passing light through the film. In computers, visual images can be stored and manipulated after Analog Light Waves have been broken down into smaller constituent parts expressed as digital signals. These digital signals are transmitted as bits and then reconstituted into Analog Light Waves visible to the human eye.

     Broadcast television technology is based on Analog Light Wave transmissions. Analog Light Waves are captured by an electronic television camera and turned into usable electrical energy in the form of lower frequency waves in the form of electrical currents in an electric circuit ("Analog Video Waves"). That wave is transmitted to a receiver, where it is projected at the standard broadcast rate of 30 frames per second ("fps") against a phosphorescent screen. The screen then emits Analog Light Waves, making the image visible to the human eye.

     Modern video telecommunications, such as satellite broadcasting and cable television, generally combine both analog and digital processes in order to capture and transmit images. For example, in digital satellite video telecommunication the image is digitized by a computer processor and then broadcast to a satellite. The digital information is received and rebroadcast by the satellite directly to a receiver, and then reconstituted into energy in the form of an analog wave and displayed at 30 fps to create a visible image.

     Band widths available for satellite video transmission are limited by the Federal Communications Commission ("FCC"). These limitations significantly restrict the amount of information that can be transmitted in any time interval and require most information to be transmitted in a compressed digitized format.

     Given the physical limitations of satellite, cable and telephone systems, and their increasing interactivity, ever more emphasis is being placed on compression technology as a means to allow more data to be transmitted in any time interval. Using a variety of techniques, portions of a digital description of an image are omitted in the transmission of information, and, by mathematical formula or inference, most of the omitted data is then replaced after reception. The result of this compression technology has been to increase the number of channels available for digital satellite broadcasting from 50 to 150, and to significantly improve the quality of images transmitted over the Internet. We believe that improvements in the amount of compression possible will continue. However, as the amount of compression increases, more data will likely be lost, and the quality of the image will deteriorate.

     Image information may be lost in the process of compression or distorted during recording, transmission or playback because of various factors, including signal interference or deterioration of original film quality and camera focus. Some of the problems from this loss or distortion of image information include lack of clarity, a "washed out" look and reduced or inadequate black level.

     One of the methods used to compress digitized video information for storage and transmission (other than television transmission) is to eliminate frames. A phenomenon causing analogous results occurs when the hard drive of a computer, or some other component, cannot retrieve or present data at sufficiently high fps. In either case, image movement is erratic and unrealistic. Regardless of whether the signal is compressed, the image may be subject to random salt and pepper noise patterns.

OUR COMPANY'S VIDEO ENHANCEMENT PRODUCTS

The NVP and Softsets

     Our patented NVP controls, corrects and improves analog video signals using digital control (software). The NVP first detects and replaces all important picture synchronization and stability attributes. It then corrects the color and black and white information. The NVP enhances fine details of an image and reduces distortions incurred in the course of transmitting the image, corrects the pure black content of images and adjusts perceived light on projected images. Fine detail enhancement is achieved by a proprietary circuit that analyzes the form of the analog waves at the point of origin or display, and processes the wave to significantly increase the clarity of the image.

     The NVP achieves "blackness" correction by establishing a "reference to true black" and adjusting the rest of the color spectrum to that reference, making a "washed out" image appear more vivid. Similar referencing currently is available only in expensive video display units, TV monitors and projection systems; the NVP's proprietary circuits enable the process to be performed inexpensively on a printed circuit board, ASIC or a small portion of a integrated circuit chip.

     The NVP also contains circuits that provide for the adjustment of light in images and brightness of the colors presented, similar to circuits traditionally included in televisions.

     The NVP can be used prior to further processing of the Analog Video Wave at the source of the video signal and/or at the other end of the process prior to the display of the video image. In the form of a chip, it can be included in a television set, video projector or in a video conference display or in the decoder or routing box that connects a typical television to a cable broadcasting company or a multichannel satellite provider. The NVP also can be included in any personal computer that has a capture board, a device enabling the computer to convert standard broadcast video signals into a digitized form. This enables the image to be enhanced prior to digitization.

     We have developed patented Softsets to control the functions of the NVP. The Softsets give both end-users and manufacturers who use the NVP in their products the ability to manipulate the attributes of video images to their own taste or standards. For example, the manufacturer of a set-top box who includes the NVP and Softsets in its product could offer viewers the ability to select predetermined optimum video parameters for "Sports," "Movies," "Drama" or other predesignated programming from their remote control ("Active Softsets"). Additionally, program providers or other transmitters can encode their signal so that a receiving device containing the Softsets and enhanced NVP will automatically adjust its video parameters to a predetermined value when the signal is received ("Passive Softsets"). The encoded signal can also be included in the actual programming.

Digital Video and Photo Software Video Enhancement Technology

     We have developed a proprietary technology to remove noise, graininess in pictures, to complement our clarity technology used in the NVP-103 ASIC. The result of this development is a set of patented algorithms that remove 70% of the picture noise while retaining correct focus (the image does not blur). In addition, the NUWAVE algorithm process is three times faster than any other known algorithm or filter thus allowing use in and during real time streaming video.

     In 1999, we wished to offer digital technology solutions and to create and enter into an e-commerce environment. Based upon the power of our proprietary noise reduction algorithms a software program, initially known as Picture Wizard and later renamed PicturePrep(TM), was developed for users to correct, improve and enhance digital streaming video and digital photography. PicturePrep 2000, the product, and www.PicturePrep.com were introduced during 2000. This became the first downloadable software product with the ability to enhance both pictures and streaming video from virtually any PC program or while surfing the internet using a PC. In March 2001, this software was upgraded to PicturePrep(TM) Deluxe 2001 with new file management and uploading capabilities. Also in March 2001, the first retail Mac version for Apple Computers was released.

     PicturePrepClub.com, an internet photo portal, was also launched during 2000 to serve not only as our e-commerce hub for the sale of the PicturePrepSuite line of products but also to provide club members with unlimited gallery space to exhibit photos, as well as an array of products including online print services and gifts such as imprinted T-shirts, mugs, mouse pads, etc. PicturePrepClub.com revenue sources are expected to include membership sales, product sales, on-line print services and advertising. In connection with the PicturePrepClub.com Web site, we have entered into an agreement with Eastman Kodak Company whereby Print@KODAK is our exclusive on-line fulfillment service to deliver prints and photoproducts directly to consumers' homes. This service became available to PicturePrepClub members on August 17, 2000. Sales to date of this product have been limited.

     The evolution of the noise reduction algorithms results in six products for our company to sell or license to the OEM, the retailer and the consumer:

     1.   PicturePrep software product sold via the Internet to consumers.
     2. PicturePrep custom software sold bundled with an OEM product such as a scanner, digital camera or computer printer.
     3. PicturePrep software in "blister packs" sold via retail stores such as drug stores that sell photo processing.
     4. NUWAVE algorithms licensed in software form to OEM of consumer electronics products.
     5. NUWAVE algorithms licensed in hardware chip form to OEM of consumer electronics products.
     6. NUWAVE algorithms bundled with our ASIC video enhancement chip sales to OEM of consumer electronic products.

     We believe our company has proprietary solutions for sale in both analog and digital form to meet the continuing evolution and convergence of the PC to television markets and the worldwide trend away from analog devices toward digital devices.

Wireless Digital Technology

     We have formed a strategic alliance with MemoryLink Corp., for the commercialization of MemoryLink's propriety Wireless Digital Video Technology. MemoryLink, a privately owned Wisconsin company was founded in 1998 with the vision of empowering individuals with wireless, personal broadband technologies that will create a host of new life enhancing applications and leverage the power of the internet. Capitalizing on the FCC's establishment of nonrestrictive spectrum in the 5GHz band, MemoryLink has developed state-of-the-art digital wireless multimedia RF technologies encompassing video, audio and data applications and its intellectual property portfolio positions the company to establish itself as a leader in this field. Products that may evolve from MemoryLink's efforts include portable wireless, flat panel TV's and computers, home and commercial surveillance products, personal hand held products and wide area digital PC video networking products. Initial products emerging from this technology are expected to be available within the next twelve to eighteen months.

Other Potential Products

     Our company, both internally and through the use of outside consultants, is conducting investigation and research and development activities with respect to other new technologies/products to address the digital, PC and internet markets, which are new markets for us to participate in. We intend to continue to use outside consultants to assure exposure to new ideas and technology. These activities may give rise to additional products that we may commercialize. However, there can be no assurance that our efforts will result in marketable products or products that can be produced at commercially acceptable costs.

RESEARCH AND DEVELOPMENT

     Our Advanced Engineering Group currently operates to support the continuing development of our products and related technology, and the identification of additional sources of new technology. We utilize our Advanced Engineering Group to create products and technology independent of the "Licensed Product" and "Licensed Process" as outlined in the License Agreement. These independently developed products and technology include the NVP, a significant amount of the software included in each of its products and new circuitry to allow certain of the products to be produced as ASICs. The Advanced Engineering Group has also developed proprietary digital software photo and video enhancement technology utilized in our first Internet and retail software product line PicturePrep.

     As of December 31, 2000, the Advanced Engineering Group consisted of five of our employees, together with outside consultant organizations who have on their respective staffs engineers, technicians and support personnel (totaling more than 30 personnel) who devote time to our company on an as-needed project-by-project basis. We anticipate that the make-up of our Advanced Engineering Group will change from time to time depending on our current and anticipated development and commercialization plans. Our strategy with respect to new products and technologies is to continue to utilize the Advanced Engineering Group as well as other independent third party sources and to increase its internal technical and engineering staff as appropriate.

     From July 17, 1995 to December 31, 2000, we incurred expenses of $7,502,742 on research and development. During fiscal 2000 and 1999, $1,182,833 and $938,745, respectively, was spent on research and development activities. During the year ending December 31, 2001, we estimate that we will spend approximately $600,000 on research and development. Any increases or decreases to these research and development expenditure estimates are expected to be directly related to revenues generated from our current product line-up.

MARKETING AND SALES

     Utilizing our proprietary technologies, we have recently completed development of three product lines: 1) the NUWAVE Video Processor Technology; 2) Hardware and Retail Products and 3) Digital Software (PicturePrep(TM) Technology). These three product lines are each in their initial stages of full commercialization and are currently being marketed to their respective distribution channels.

NVP ASIC Technology

     We intend to have this technology manufactured in the form of ASICs (Application Specific Integrated Circuit) chips through third parties and to directly market and sell or license the NVP to OEMs who, by incorporating this enabling technology, will improve picture quality in their set-top boxes, televisions, VCR's, DVD's, camcorders and other video output devices. The completed NVP 104 plastic (silicon) chip is now available for sale. We have been concentrating our efforts to date on demonstrating and marketing this technology to the large Asian consumer electronics OEM's in Japan and China. Several of these potential customers have expressed serious interest in this technology. As a result, after signing confidentiality/non-disclosure agreements, these OEM's have received our specially designed evaluation boards using the patented NVP 104 chip. This board enables them to conduct the necessary testing and evaluation of the chip as it applies to their specific product(s). Management believes that these activities will lead to orders being received during beginning in the third quarter of 2001.

Retail Products

     We recently completed development of the VGE 101 set-top box utilizing the NVP ASIC chip for use with video games and DVD's. This is our first retail product utilizing the NVP ASIC chip. The VGE 101 is a low-cost video game enhancer that provides home video "gamers" with better video quality, to give game players an "edge" to improve their scores.

     We are introducing the VGE 101 through select distributors and manufacturer's representatives who sell to nationally known retail chains. We know of no competitive device that is capable of similarly enhancing a video game. In June 2001, the VGE 101 became available in a major US specialty retailer and we entered into a strategic sales and marketing agreement with Partners in Europe, an Irish company, for access to its European sales and distribution network. In July, as a result of this strategic agreement, we received a VGE order from a leading UK distributor of gaming hardware software and accessories. Marketing efforts are being conducted for placement of the VGE 101 in additional retailers for the 2001 Christmas season. Based on the success of the VGE 101, we plan to introduce additional video enhancing retail products for consumers who do not have NVP-enabled products for their TV's but want to improve the picture quality of their home viewing.

     We intend to support the above sales efforts through various sales and marketing programs/activities including trade advertising, attendance at industry trade shows, attendance at participating dealer shows, attendance at end-user events, literature mailers and co-op dealer advertising.

PicturePrep(TM) Digital Software Technology

          In addition to the NVP technology, during 2000 the Company has completed the initial development of its first proprietary digital photo and video software technology and launched the PicturePrep(TM) 2000 product line. In March 2001, this software was upgraded to PicturePrep(TM) Deluxe 2001 with new file management and uploading capabilities. Also in March 2001, the first Mac version for Apple Computers was released. These products are the first downloadable software products with the ability to enhance both pictures and streaming video from virtually any PC program or while surfing the internet using a PC. In addition to direct on-line consumer sales (B to C sales), we have begun marketing this technology directly to businesses (B to B) in order to expand our OEM customer base.

          We plan to license the digital filtering technology associated with PicturePrep(TM) Deluxe 2001 to OEM's for embedding in products such as PC's, printers, scanners, camcorders and DVD's, among other digital imaging devices. The PicturePrep(TM) Deluxe 2001 software product can also be bundled with the sale of a third party's product. As noted below, the company has also begun the marketing of its software products to retailers for sale in their camera, film and film processing departments. The PicturePrep digital technology not only complements the Company's proprietary analog ASIC chip technology but can also work in conjunction with it to further improve the resulting image quality. Purchasers of PicturePrep(TM) Deluxe 2001 receive a free membership in PicturePrepClub.Com described more fully below.

          PicturePrepClub.com, an Internet photo portal, was also launched during 2000 to serve not only as NUWAVE's e-commerce hub for the sale of the PicturePrepSuite line of products but also to provide club members with unlimited gallery space to exhibit photos, as well as an array of products including online print services and gifts such as imprinted T-shirts, mugs, mouse pads, etc. PicturePrepClub.com revenue sources are expected to include membership sales, product sales, on-line print services and advertising. In connection with the PicturePrepClub.com web site, the Company has entered into an agreement with Eastman Kodak Company whereby Print@KODAK is NUWAVE's exclusive on-line fulfillment service to deliver prints and photo products directly to consumers' homes. This service became available to PicturePrepClub members on August 17, 2000. We believe this focused image enhancement product strategy provides our Company with proprietary solutions for sale in both analog and digital formats to meet the continuing evolution and convergence of the PC to television and video markets and the worldwide trend towards digital devices. The Company intends to support the above sales efforts through various sales and marketing programs/activities including trade advertising, attendance at industry trade shows, attendance at participating dealer shows, attendance at end-user events, literature mailers and co-op dealer advertising.

          The developmental costs relating to these programs were substantially incurred during 2000. As a result, such expenditures for the first quarter of 2001 decreased by approximately $114,317 compared to the first quarter of 2000. During the three-month period ended March 31, 2001 such costs included $22,874 for professional sales and marketing consultants compared to $32,024 for the three-month period ended March 31, 2000; $31,981 for advertising and public relations compared to $110,665 for the three months ended March 31, 2000; $2,171 for trade shows compared to $7,245 for the three months ended March 31, 2000; and $2,220 for professional printing services compared to $23,629 for the three months ended March 31, 2000. We are continually reviewing our needs with a view to maximizing efficiency while conserving our resources.

MANUFACTURING

     We do not contemplate that we will directly manufacture any of our products. We have contracted with third parties to manufacture our NVP 104, our VGE 101 and our PicturePrep Deluxe 2001. We also may license to third parties the rights to manufacture the products, through direct licensing, OEM arrangements or otherwise.

     We intend to produce the NVP ASIC chip in accordance with a customer's specific application requirements supported by firm commitments rather than producing and storing in inventory ASIC chips in anticipation of applications required by customers in the future.

PATENTS; PROPRIETARY INFORMATION

     To the extent practicable, we have filed and intend to file U.S. patents and/or copyright applications for certain of its proposed products and technology. We have also filed and intend to file corresponding applications in key industrial countries worldwide.

     In April 1996, we filed two patent applications on behalf of Rave for our Randall connector system. One patent was received in November 1997 and the second one in January 1998. Under the terms of the settlement agreement with Rave, we retain the exclusive license rights to these patents.

     In April 1998, we filed three patent applications for certain of our independently developed products: one for the NUWAVE Video Processor and two for the Softsets. We have received patent grants for the NUWAVE Video processor and the Softsets.

     In August 1999, we filed a patent application for our digital software technology as used in PicturePrep product line. In May 2001, we were notified that this application was approved for patent protection. There is no assurance that any patent will afford us with commercially significant protection of our technology or that we will have adequate resources to enforce these patents.

     We also intend to license and/or sell our technology and products in foreign markets. As such, we intend to seek foreign patent protection. The patent laws of other countries may differ significantly from those of the United States as to the patentability of our products and technology. Moreover, the degree of protection afforded by foreign patents may be different from that in the United States. Patent applications in the United States are maintained in secrecy until the patents are issued, and publication of discoveries in scientific or patent literature tends to lag behind actual discoveries by several months. As a result, we cannot be certain that we will be the first creator of inventions covered by any patent applications we make or the first to file patent applications on such inventions.

     We believe that the products we intend to market and sell do not infringe the patents or other proprietary rights of third parties. Further, we are not aware of any patents held by competitors that will prevent, limit or otherwise interfere with our ability to make and sell our products. However, it is possible that competitors may have applied for, or may in the future apply for and obtain, patents which have an adverse impact on our ability to make and sell our products. In addition, because we are a relatively new company in transaction from the development stage, claims that our products infringe on the proprietary rights of others are more likely to be asserted after commencement of commercial sales of our products. There is no assurance that competitors will not infringe our patents. Defense and prosecution of patent suits, even if successful, are both costly and time consuming. An adverse outcome in the defense of a patent suit could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require us to cease selling our products.

     We also rely on unpatented proprietary technology. There is no assurance that others may not independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets and other proprietary information, we require employees, advisors and collaborators to enter into confidentiality agreements. We could be adversely affected in the event that these agreements fail to provide meaningful protection for our trade secrets, know-how or other proprietary information.

COMPETITION

     The markets that we intend to enter are characterized by intense competition, and, particularly with respect to the market for video editing, video production and video processing products, significant price erosion over the life of a product. Our products will directly compete with those of numerous well-established companies, such as Sony Electronics, Inc., Panasonic Division of Matsushita Electric Industrial Co., Motorola, Inc., Mitsubishi International Corp. and Royal Philips Electronics, NV, which design, manufacture and/or market video technology and other products. All of these companies have substantially greater financial, technical, personnel and other resources than the Company and have established reputations for success in the development, licensing, sale and service of their products and technology. Certain of these competitors dominate their industries and have the necessary financial resources to enable them to withstand substantial price competition or downturns in the market for video products.

EMPLOYEES

     At July 16, 2001, we had twelve full-time employees, of whom eight were executives or administrative and five were in the Advanced Engineering Group. Depending on our level of business activity, we expect to hire additional employees in the next twelve months, as needed, to support marketing and sales, manufacturing and research and development. We also retain a varying number of consultants on an as-needed basis.

PROPERTIES

     We have established our headquarters in Fairfield, New Jersey. Pursuant to the sublease relating to such facility, we are obligated to make monthly rental payments of $7,260. The sublease is on a month-to-month basis. Our subleased portion of the facility is approximately 2,500 square feet and the sublease entitles us to share certain common areas.

LEGAL PROCEEDINGS

     There are no current material legal proceedings involving our company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the names, ages as of June 30, 2001, and business experience of the directors and executive officers of our company. Our directors hold their offices for a term of one year or until their successors are elected and qualified. Our officers serve at the discretion of the Board of Directors.

                 Name             Age             Position
          ---------------------- ----- -----------------------------------------
          Gerald Zarin             60   Chairman of the Board of Directors,
                                          Chief Executive Officer and President

          Jeremiah F. O'Brien      54   Vice President, Secretary and Chief
                                          Financial Officer

          Robert Webb              65   Vice President - Marketing/Technical
                                          Development

          Don Legato               57   Vice President - Sales

          Edward Bohn              56   Director

          Richard E. Ekstract      70   Director

          Lyle E. Gramley          74   Director

          Joseph A. Sarubbi        72   Director

     GERALD ZARIN has been a Director and President and Chief Executive Officer of our company since July 1995. He has been Chairman of the Board of Directors since January 28, 1996. From June 1993 to July 1995, he was President and Chief Executive Officer at AMD Consulting, Inc., a business consulting firm. From June 1991 until January 1993, Mr. Zarin was the Chairman, President and Chief Executive Officer of Emerson Radio Corporation ("Emerson Radio"), which designs and sells consumer electronics products. From November 1990 to June 1991, he was President and Chief Executive Officer of JEM, Inc., an importer of fine furnishings. From August 1987 to October 1990, he was Senior Vice President and Chief Financial Officer of Horn & Hardart, Inc., the parent company for Hanover House and various other hotels and fast food chains. From 1976 to 1986, he was President and Chief Executive Officer of Morse Electro, Inc., which designed and sold consumer electronics products.

     JEREMIAH O'BRIEN has been Vice President and Secretary of the Company since July 1995 and Chief Financial Officer since January 1996. From 1983 to 1989, he served as CFO and Executive Vice President for Cardiac Resuscitator Corporation, a medical electronics manufacturer. From September 1989 through June 1991, he served as Senior Vice President of Finance for Emerson Computer Corporation and Emerson Technologies, Inc. (both of which manufacture and sell electronic components and products). From June 1993 through March 1994, Mr. O'Brien was Corporate Controller for Andin International, a jewelry manufacturing company. During the period of July 1991 through July 1995, he also functioned as an independent consultant in financial matters to various private corporations.

     ROBERT WEBB has been the Vice President-Marketing/Technical Development of the Company since September 1995. From June 1995 to September 1995, Mr. Webb acted as an independent consultant to various private corporations. From July 1994 until March 1995, he was Vice President of New Product Development for Studio Magic, Inc., a company involved in the design and manufacture of computer video equipment, and served as a consultant for such company from October 1993 to July 1994 and in April 1995. From October 1973 until October 1993 he was employed by Grass Valley Tektronix, which produces broadcast television equipment. He served as a special advisor to the President of Grass Valley Tektronix from February 1993 to September 1993; he was Division General

Manager-Graphics Systems from November 1990 to February 1993 and held various executive positions prior to that time

     DON LEGATO has been the Vice President-Sales of the Company since February 1997. From April 1994 to February 1997, he was the President of Gale Group Ltd., Inc., a management consulting firm. From May 1993 to April 1994, he served as Vice President Sales and Marketing and also as a Director for Applied Safety Inc., (makers of the "World's First" Retrofit Driver's Side Airbag System in the
US). From June 1992 to May 1993 he was President of Technology Solutions Distributing Inc., a computer products distribution company. From November 1972 to June 1992, he was President and CEO of T.L.D. Limited, Inc., a manufacturer's representative company representing major electronics and computer consumer products firm such as Sanyo, Sharp, Sony and Apple Computer. He also served on Manufacturer's Advisory Councils for several of these companies.

     EDWARD BOHN has been a Director of our company since July 1995. Since December 1999, he has been a Director and Consultant of Nova Corp., which constructs and manages the construction of data centers serving the telecomunications (Internet) industry both domestically and internationally and was appointed Chief Financial Officer on March 1, 2001. Since February 1995, he has been a Director and Consultant of Jennifer Convertibles, a furniture distributor. Since September 1994, he has operated as an independent consultant in financial and operational matters. From January 1983 to March 1994, Mr. Bohn was employed in various capacities by Emerson Radio, including from March 1993 to March 1994, he was Senior Vice President-Special Projects; and from March 1991 to March 1993, he was Chief Financial Officer and Treasurer/Vice President of Finance.

     RICHARD E. EKSTRACT has been a Director of our company since September 1999. Since 1959, Mr.Ekstract has created, financed and launched more than twenty periodicals about the consumer electronics industry, including Audio Times, Consumer Electronics Monthly, Consumer Electronics Show Daily, Autosound and Communications, Satellite Retailing, Video Business, Video Review, TWICE, CARS, and License! Mr. Ekstract is also founder and chairman of the Home Office Association of America and the creator of the Audio Hall of Fame and Video Hall of Fame. He is about to launch a new magazine for consultants called Consult!

     LYLE E. GRAMLEY has been a Director of our company since December 1995. Since 1985, he has been employed by the Mortgage Bankers Association in Washington, D.C., serving as Senior Staff Vice President and Chief Economist since 1985 to 1992, and as a Consulting Economist since 1992. From 1980 to 1985, Mr. Gramley was a member of the Board of Governors of the Federal Reserve Board.

     JOSEPH A. SARUBBI has been a Director of our company since March 1996. From October 1993 to June 6, 1996, he was a director of The Panda Project, Inc., a manufacturer of computers and semiconductor packages. Since April 1988, Mr. Sarubbi has been a self-employed management and technical consultant to various technology companies. From February 1986 to April 1988, he was Senior Vice President of Manufacturing Operations for Tandon Corporation, a computer manufacturer. From December 1952 to January 1986, Mr. Sarubbi was employed by IBM in various senior engineering positions.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the annual and long-term compensation paid by the Company for services performed on the Company's behalf for the three fiscal years ended December 31, 2000, with respect to those persons who were, as of December 31, 2000, our Chief Executive Officer and our executive officers who received more than $100,000 in compensation for fiscal 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM
                                   ANNUAL COMPENSATION                           COMPENSATION AWARDS
                                   -------------------                           -------------------
                                                                            SECURITIES
                                                                            UNDERLYING
          NAME AND                                           OTHER ANNUAL  OPTIONS (NUMBER   ALL OTHER
     PRINCIPAL POSITION        YEAR    SALARY       BONUS    COMPENSATION    OF SHARES)     COMPENSATION
     ------------------        ----    ------       -----    ------------    ----------     ------------
Gerald Zarin, President and    2000  $ 140,000  $  50,000        0                  0           0
Chief Executive Officer        1999    120,000     25,000        0             50,000           0
                               1998    120,000     25,000        0            385,000           0

Don Legato,                    2000  $ 150,000  $   7,500        0                  0           0
Vice President, Sales          1999    150,000      5,000        0             10,000           0
                               1998    150,000     12,500        0             50,000           0

Jeremiah F. O'Brien, Chief     2000  $ 114,000  $  25,000        0                  0           0
Financial Officer, Vice        1999    100,000     10,000        0             20,000           0
President and Secretary        1998    103,800     15,000        0             75,000           0

Robert Webb, Vice President,   2000  $ 119,000  $  25,000        0                  0           0
Marketing/Technical            1999    108,000     10,000        0             20,000           0
Development                    1998    108,000     12,500        0             40,000           0


EMPLOYMENT AGREEMENTS

     As of April 1, 2000, we entered into a new employment agreement with Gerald Zarin, employing him as our President and Chief Executive Officer through December 31, 2007, with automatic one-year renewals, subject to either party giving notice of termination as of an anniversary date. His employment agreement of July 20, 1995 was then terminated. The annual base compensation is $150,000, with an annual performance bonus equal to (i) 50% of the base compensation if our net profits before taxes are equal to projections approved by the Board of Directors, (ii) 75% of the base compensation if the net profits are equal to 105% of the projections, and (iii) 100% of the base compensation if the net profits are equal to 115% of the projections, and with discretionary bonuses as determined by the Board of Directors. If we terminate the employment agreement at the end of any term or without good cause, or if we materially breach the employment agreement, Mr. Zarin would receive from 150% of his then annual base compensation and average bonus for the prior two calendar years to an amount equal to the balance of the base compensation plus an additional amount related to his base compensation and prior bonuses, dependent upon the reason for the termination and the date of termination. In addition to these termination payments, we would continue to pay the health insurance premiums for Mr. Zarin and his spouse, but not to exceed $15,000 per year, subject to Mr. Zarin being offered similar coverage by a subsequent employer, and automobile expenses for five years, and any unvested options would vest. For a period of eight months, commencing thirty days after a change of control of our company, Mr. Zarin could terminate his employment agreement and receive a lump sum payment equal to three times his highest annual base salary and average annual bonus, continuation of health insurance premiums and automobile as described above, plus accelerated vesting of his options, provided that the payment would be reduced to the largest amount which would not be considered a "parachute payment" under Section 280G of the Internal Revenue Code of 1986. A change of control of our company would include persons becoming the beneficial owners of more than 25% of the outstanding shares of our common stock or a merger in which our stockholders own less than 50% of the surviving corporation, in transactions not approved by the incumbent directors of our Board.

     On September 11, 1995, we entered into an employment agreement with Robert Webb, pursuant to which Mr. Webb was appointed Vice President-Marketing. In March 1997, his title was changed to Vice President-Marketing/Technical Development in order to more accurately reflect his duties. The employment agreement continued until March 31, 1996 and thereafter has been continuing for successive 3-month periods. Mr. Webb's base salary for 2001 is $125,000. In connection with his employment agreement, Mr. Webb received options to purchase 70,000 shares of our common stock at $1.50 per share.

     On February 11, 1997, we entered into an employment agreement with Don Legato, pursuant to which Mr. Legato was appointed our Vice President-Sales. The employment agreement continued until March 31, 1996 and thereafter has been continuing for successive 3-month periods. Mr. Legato's base salary for 2001 is $150,000. In connection with his employment agreement, Mr. Legato received options to purchase 60,000 shares of our common stock at $6.875 per share.

     In connection with services performed by Mr. O'Brien, on July 17, 1995, he received 5,000 shares of our common stock valued at $.01 per share and has been granted options to purchase 25,000 shares of our common stock at $1.50 per share and 5,000 shares of our common stock at $2.00 per share. Mr. O'Brien's base salary for 2001 is $120,000. Pursuant to a severance agreement, upon certain changes of control of the Company and the termination of Mr. O'Brien's employment, he would receive a payment equal to two times his then base salary.

DIRECTORS' COMPENSATION

     Directors who are not employees of the Company are entitled to a fee of $2,500 per year and $500 per meeting attended (other than telephonic meetings) for serving on the Board of Directors. Each director is also reimbursed for expenses incurred in connection with attendance at meetings of the Board of Directors. For the fiscal year ended December 31, 2000, Messrs. Bohn, Gramley and Sarubbi received compensation of $1,500 for attendance at non-telephonic board meetings and $2,500 for attendance at telephone board meetings. Mr. Ekstract received $1,000 for attendance at non-telephone board meetings.

     The 1996 Non-Employee Director Stock Option Plan (the "Director Stock Option Plan") provides for the automatic grant to each individual elected, re-elected or continuing as a non-employee director of our company of a stock option for 5,000 shares of our common stock at an option exercise price equal to the fair market value of our common stock on the date of grant. 235,000 shares have been reserved for issuance under the Director Stock Option Plan. At December 31, 2000, options for an aggregate of 217,000 shares of our common stock exercisable at prices ranging from $2.44 to $6.75 per share expiring from November 26, 2001 to January 3, 2010 were outstanding under the Director Stock Option Plan.

     For a description of consulting fees paid to Messrs. Bohn, Ekstract and Sarubbi, see "Certain Relationships and Related Transactions."

BOARD AND COMMITTEE MEETINGS

     Our Board of Directors held four meetings during the fiscal year ended December 31, 2000. During 2000, no member of the Board of Directors attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which he has been a director and (ii) the total number of meetings held by all committees on which he served.

     The Board of Directors has a standing Audit Committee and a standing Compensation Committee. The Audit Committee met three times and the Compensation Committee met two times during the fiscal year ended December 31, 2000.

     Messrs. Bohn, Gramley and Sarubbi comprise the Audit Committee. This Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the results of the audit engagement, approves professional services provided by the independent accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees, and reviews the adequacy of our internal accounting controls. The Audit Committee operates under a formal written charter.

     Messrs. Bohn, Ekstract and Gramley comprise the Compensation Committee. The Compensation Committee makes recommendations to the Board regarding the executive and employee compensation programs of our company.

1996 STOCK INCENTIVE PLAN FOR EMPLOYEES AND CONSULTANTS

     As of January 31, 1996, we adopted the Employee Stock Incentive Plan, pursuant to which stock options (both Nonqualified Stock Options and Incentive Stock Options), stock appreciation rights and restricted stock may be granted to key employees and consultants. The purpose of the Employee Stock Incentive Plan is to provide our employees and consultants with an increased incentive to make significant and extraordinary contributions to the long-term performance and growth of our company, to align the interest of employees and consultants with the interests of the stockholders of our company, and to attract and retain employees and consultants of exceptional ability.

     As of June 30, 2001, we have granted options to purchase a total of 1,110,000 shares of our common stock at prices ranging from $0.61 to $6.75 per share under the Employee Stock Incentive Plan.

OPTION GRANTS IN LAST FISCAL YEAR

     The number of shares available for grant under our 1996 Stock Incentive Plan for Employees and Consultants is 90,000. Options for an aggregate of 1,155,000 shares have been granted under the Employee Stock Option Plan. During our 2000 fiscal year, options covering an aggregate of 42,500 shares of our common stock were granted under our Employee Stock Option Plan to three persons at exercise prices ranging from $1.00 to $2.12 per share. During the first six months of 2001, options covering an aggregate of 295,000 shares of our common stock were granted under the plan to four persons at exercise prices of $0.61 to $0.89. The foregoing options include performance based options to Mr. Zarin and Mr. O'Brien to purchase 200,000 and 50,000 shares, respectively, of our common stock at an exercise price of $0.79 per share. No portion of these options have yet vested.

OPTION EXERCISES AND YEAR-END OPTION VALUES

     No options were exercised in fiscal year 2000 by any of the executive officers listed below. The following table sets forth, as of December 31, 2000, the number of stock options and the value of unexercised in-the-money stock options held by these executive officers.

                       NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                      UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS(1)
      NAME          OPTIONS AT DECEMBER 31, 2000     AT DECEMBER 31, 2000
------------------- ---------------------------- ---------------------------
                    EXERCISABLE   UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
                    -----------   -------------  -----------   -------------
Gerald Zarin         618,334         16,666         $  0           $ 0
Robert Webb          123,334          6,666         $  0           $ 0
Don Legato           116,667          3,332         $  0           $ 0
Jeremiah F. O'Brien  118,334         33,331         $  0           $ 0
                     -------         ------         ----           ---
      TOTAL          976,669         33,331         $  0           $ 0

(1) The dollar value of the unexercised options has been calculated by determining the difference between the fair market value of the securities underlying the options and the exercise price of the option at fiscal year-end.

EXECUTIVE COMPENSATION PROGRAM

     Our executive compensation program consists of base salary, periodic incentive compensation and long-term equity incentives in the form of stock options. Executive officers also are eligible to participate in certain benefit programs which are generally available to all of our employees, such as medical insurance programs. In addition to the basic medical insurance program, the executive officers are eligible to participate in an enhanced medical insurance program which is available only to our executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Since 1996, Mr. Edward Bohn, a director of our company, has been acting as a consultant to us from time to time on matters specified by our President. In March 1997, Mr. Bohn entered into a consulting agreement with us pursuant to which he agreed to act as our consultant at a rate of $1,000 per day with a maximum of $2,750 per week regardless of the actual time spent on our behalf. For the years ended December 31, 2000 and 1999, Mr. Bohn received $2,800 and $22,008, respectively on account of such consulting services.

     Since 1996, Mr. Joseph A. Sarubbi, a director of our company, has been acting as a consultant to us from time to time on matters specified by our President. In that connection he has received compensation on a per diem basis of $1,000 per day. For the years ended December 31, 2000 and 1999, Mr. Sarubbi received $3,000 and $2,000, respectively, on account of such consulting services.

     On April 30, 2001, we granted Mr. Richard Ekstract, a director of our company, an option to purchase 100,000 shares of our common stock at an exercise price of $0.61 per share, subject to certain performance-based vesting rules, in consideration for certain advisory and referral services to be rendered by him to our company. No portion of this option has yet vested.

     On May 11, 1998, we entered into a placement agency agreement with Janssen-Meyers Associates, L.P., now Roan-Meyers Associates, L.P., to act as our placement agent in a private equity placement whereby we issued 2,742,904 shares of our common stock and 2,057,207 Class A Redeemable Warrants between May 19, 1998 and June 9, 1998 for an aggregate purchase price of $7,280,546. For acting as placement agent, Janssen-Meyers received a commission of $728,055, as well as a non-accountable expense allowance of $218,416 and reimbursement of other costs. In addition, Janssen-Meyers received as part of its compensation warrants exercisable until May 11, 2003, to purchase up to (i) 688,084 shares of our common stock at prices per share ranging from $2.50 to $3.06 and (ii) 516,068 Class A Redeemable Warrants to purchase up to 516,068 shares of our common stock at a price per share of $3.24. The per share exercise price of these placement warrants and the placement warrants mentioned in the next paragraph were reduced to $1.00 per share during the sixty-day period ending October 12, 2001. Bruce Meyers, who purchased 270,270 shares and Peter Janssen, who purchased 154,440 shares of our common stock in the private placement, were principals of Janssen-Meyers at the time of the private placement.

     On February 14, 2000, we entered into a placement agency agreement with Janssen-Meyers, to act as our placement agent in a private equity placement whereby we issued 2,088,608 shares of our common stock and 1,044,304 common stock purchase warrants for an aggregate purchase price of $6,600,000. For acting as placement agent, Janssen-Meyers received a commission of $660,000, as well as a non-accountable expense allowance of $198,000 and reimbursement of other costs, including legal expenses relating to the offering. In addition, Janssen-Meyers received as part of its compensation warrants exercisable until March 14, 2005, to purchase up to (i) 522,159 shares of our common stock at a price per share of $3.16 and (ii) 261,080 Class B Warrants to purchase up to 261,080 shares of our common stock at a price per share of $3.95. In addition, Janssen-Meyers has been retained to perform consulting services related to corporate finance and other financial services at a fee of $5,000 a month through May 31, 2001, and since then these services have continued on a month-to-month basis.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The table below is based on information obtained from the persons named therein with respect to the shares of our common stock beneficially owned, as of June 30, 2001 (except as noted below), by (i) each person known by us to be the owner of more than 5% of the outstanding shares of our common stock, (ii) each director of our company, (iii) executive officers of our company, and (iv) all executive officers and directors of our company as a group.

                                        AMOUNT AND NATURE      PERCENTAGE OF
NAME AND ADDRESS                          OF BENEFICIAL     OUTSTANDING SHARES
OF BENEFICIAL OWNER (1)                   OWNERSHIP (2)            OWNED
--------------------------------------- -----------------   ------------------

Gerald Zarin                              1,088,000(3)              9.72%

Edward Bohn                                  99,335(4)               .93

Lyle Gramley                                 63,001(5)               .59

Richard E. Ekstract                          55,001(6)               .52

Joseph A. Sarubbi                            78,001(7)               .74

Jeremiah F. O'Brien                         132,500(8)              1.24

Robert Webb                                 130,000(9)              1.22

Don Legato                                  122,500(10)             1.15

Bruce Meyers                                980,544(11)             8.50
      c/o Roan-Meyers Associates, L.P.
      17 State Street
      New York, NY 10004

Helen Burgess                               577,854                 5.47
      40 E.  30th St., 10th Fl.
      New York, NY 10016

All executive officers and directors      1,645,671(12)            15.01
      as a group (8 persons)

--------------
(1) Unless otherwise noted, the address of the beneficial owner is: c/o NUWAVE Technologies, Inc., One Passaic Ave., Fairfield, NJ 07004.
(2) The number of shares of Common Stock beneficially owned by each person is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares of Common Stock which the individual has the right to acquire within 60 days after the Record Date through the exercise of any stock option, warrant or other right. The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(3)  Includes 635,000 shares subject to exercisable options.
(4)  Includes 94,335 shares subject to exercisable options.
(5)  Includes 43,001 shares subject to exercisable options.
(6)  Includes 35,001 shares subject to exercisable options.
(7)  Includes 43,001 shares subject to exercisable options.
(8) Includes (i) 125,000 shares subject to exercisable options and (ii) 2,500 shares subject to exercisable warrants held by Mr. O'Brien's wife, as to which Mr. O'Brien disclaims beneficial interest.
(9)  Includes 130,000 shares subject to exercisable options.
(10) Includes (i) 120,000 shares subject to exercisable options; (ii) 500 shares subject to exercisable Class A Redeemable Warrants, and (iii) 2,000 shares owned by Mr. Legato's wife, as to which Mr. Legato disclaims beneficial interest.
(11) Includes (i) 193,430 shares subject to exercisable Class A Placement Agent Unit Warrants, (ii) 176,226 shares subject to exercisable Class B Placement Agent Unit Warrants, (iii) 10,000 shares subject to other exercisable warrants and (iv) 600,888 shares beneficially owned by Roan-Meyers, as to which Mr. Meyers disclaims beneficial interest. Bruce Meyers is a principal of Roan-Meyers.
(13) See footnotes (3) through (10) above.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

     The holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of our directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election. The holders of common stock are entitled to receive ratably such dividends when, as and if declared by the Board of Directors out of funds legally available for that purpose. In the event of liquidation, dissolution or winding up of our company, the holders of our common stock are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock. All of the outstanding shares of our common stock are validly issued, fully paid and nonassessable. There are currently 40,000,000 shares authorized and 10,557,729 shares issued and outstanding.

PREFERRED STOCK

     Of the 2,000,000 shares of Preferred Stock authorized, 1,000,000 shares have been designated as Series A Convertible Preferred Shares. In 1995, we sold 600,000 shares of our Series A Convertible Preferred Shares, which shares were converted into 600,000 shares of our common stock in 1996. The Series A Convertible Preferred Shares are convertible into common stock on a one-to-one basis. The remaining 1,000,000 shares of Preferred Stock not designated may have such preferences and rights as the Board of Directors may designate.

IPO WARRANTS

     The following discussion is a summary of certain terms and conditions of the public warrants contained in the warrant agreement by and among our company, American Stock Transfer & Trust Company, as warrant agent, and Rickel & Associates, as underwriters to the initial public offering of our company's securities. The Warrant Agreement was amended as of April 30, 2001. As such, it is qualified in its entirety by reference to the warrant agreement as amended.

     Currently, each IPO warrant entitles its registered holder to purchase
1.378 shares of our common stock at a price of $3.99 per share, subject to further adjustment in certain circumstances, such as exercise of Class A and Class B Placement Units Warrants during a price reduction period. Unless exercised, the public warrants will automatically expire on July 3, 2002. The IPO warrants are separately transferable and are listed on the NASDAQ SmallCap Market under the symbol "WAVEW."

     The IPO warrants are redeemable by us at any time after July 3, 1997, upon notice of not less than 30 days, at a price of $.10 per IPO warrant, provided that the closing bid quotation of our common stock on all twenty trading days ending on the third day prior to the day on which we give notice has been at least 120% (currently $4.46, subject to certain adjustments) of the then effective exercise price of the IPO warrants. The holders of the IPO warrants have the right to exercise their warrants until the close of business on the date fixed for redemption. The IPO warrants were issued in registered form under a warrant agreement by and among us, American Stock Transfer & Trust Company, as warrant agent, and Rickel & Associates, as underwriters to the initial public offering of our company's securities. The exercise price and number of shares of our common stock or other securities issuable upon exercise of the IPO warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation of our company. The IPO warrants are subject to adjustment for issuances of our common stock at prices below the exercise price of the IPO warrants.

     The IPO warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check or bank draft payable to our company, to the warrant agent for the number of public warrants being exercised. The warrant holders do not have the rights or privileges of holders of our common stock.

     No fractional shares will be issued upon exercise of the IPO warrants. However, if a warrant holder exercises all IPO warrants then owned of record by him, we will pay that warrant holder, in lieu of the issuance of any fractional share which is otherwise issuable, an amount in cash based on the market value of our common stock on the last trading day prior to the exercise date.

CLASS A REDEEMABLE WARRANTS

     The following discussion is a summary of certain terms and provisions of the Class A Redeemable Warrants contained in the Warrant Agreement, dated May 15, 1998, between the Company and American Stock Transfer & Trust Company (the "Warrant Agreement"). As such, it is qualified in its entirety by reference to the Warrant Agreement.

     Each Class A Warrant entitles the holder to purchase one share of Common Stock at any time until May 11, 2003 at an exercise price of $3.24 (the "Exercise Price"), subject to adjustment in certain circumstances to prevent dilution. The Class A Warrants may be exercised in whole or in part, at any time and from time to time until May 11, 2003 through a cash or cashless exercise. Unless exercised, the Class A Warrants will automatically expire on May 11, 2003.

     Under the Warrant Agreement, the Company agreed to use its best effort to file a registration statement under the Securities Act, registering the Class A Warrants and the shares of Common Stock underlying the Class A Warrants, upon demand, after December 9, 1998, and use its best efforts to have the registration statement declared effective by the Commission as soon as possible thereafter (the "Effective Date"). The Company agrees to keep the registration statement effective until expiration of the Class A Warrants.

     The Class A Warrants are subject to redemption by the Company at $.01 per Class A Warrant at any time commencing 12 months after the Effective Date, or earlier with the prior written consent of Roan-Meyers, on not less than 30 days prior written notice to the holders of the Class A Warrants, provided the average closing bid quotation of the Common Stock as reported on the Nasdaq SmallCap Market, if traded thereon, or, if not traded thereon, the average closing bid quotation of the Common Stock if listed on a national securities exchange (or other reporting system that provides last sale prices), has been at least 250% of the then current Exercise Price of the Class A Warrants, for a period of 30 consecutive trading days ending on the day prior to the date on which the Company gives notice of redemption. The Class A Warrants will be exercisable until the close of business on the day immediately preceding the date fixed for redemption.

     The Class A Warrants were originally issued between May 19, 1998 and June 9, 1998 in connection with a private equity placement by the Company in which Janssen-Meyers acted as the Company's placement agent. See "Management's Discussion and Analysis or Plan of Operation--Liquidity and Capital Resources."

CLASS B COMMON STOCK PURCHASE WARRANTS

     The following discussion is a summary of certain terms and provisions of the Class B Common Stock Purchase Warrants contained in the Warrant Agreement, dated March 10, 2000, between us and American Stock Transfer & Trust Company. As such, it is qualified in its entirety by reference to the Warrant Agreement.

     Each Class B Warrant entitles the holder to purchase one share of our common stock at any time until March 14, 2003 at an exercise price of $3.95 (the "Exercise Price"), subject to adjustment in certain circumstances to prevent dilution. The Class B Warrants may be exercised in whole or in part, at any time and from time to time until March 14, 2003 through a cash exercise. Unless exercised, the Class B Warrants will automatically expire on March 14, 2003.

     Under the Warrant Agreement, we agreed to use our best effort to file a registration statement under the Securities Act, registering the Class B Warrants and the shares of our common stock underlying the Class B Warrants, upon demand, after 90 days following the closing of the private placement, and use our best efforts to have the registration statement declared effective by the Commission as soon as possible thereafter. We agree to keep the registration statement effective until expiration of the Class B Warrants. This registration statement is being filed at the demand of the warrantholders.

     The Class B Warrants are subject to redemption by us at $.01 per Class B Warrant at any time commencing 12 months after the effective date of the registration statement, or earlier with the prior written consent of Roan-Meyers, on not less than 30 days prior written notice to the holders of the Common Stock Purchase Warrants, provided the average closing bid quotation of our common stock as reported on the NASDAQ SmallCap Market, if traded thereon, or, if not traded thereon, the average closing bid quotation of our common stock if listed on a national securities exchange (or other reporting system that provides last sale prices), has been at least 250% of the then current exercise price of the Common Stock Purchase Warrants, for a period of 30 consecutive trading days ending on the day prior to the date on which we give notice of redemption. The Common Stock Purchase Warrants will be exercisable until the close of business on the day immediately preceding the date fixed for redemption.

     The Class B Warrants were originally issued as of March 14, 2000 in connection with a private equity placement by the Company in which Roan-Meyers acted as our placement agent. See "Management's Discussion and Analysis or Plan of Operation--Liquidity and Capital Resources."

DIVIDENDS

     To date, we have not declared or paid any dividends on our common stock. The payment by us of dividends, if any, is within the discretion of the Board of Directors and will depend on our earnings, if any, our capital requirements and financial condition, as well as other relevant factors. The Board of Directors does not intend to declare any dividends in the foreseeable future, but instead intends to retain earnings for use in our business operations.

TRANSFER AGENT AND WARRANT AGENT

     The transfer agent for the common stock is and the warrant agent for the common stock purchase warrants is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York.

                              PLAN OF DISTRIBUTION

     The common stock covered by this prospectus will be issued to the holders of initial public offering warrants, underwriters warrants, Class A Warrants, Class A placement agent unit warrants, Class B Warrants or Class B placement agent unit warrants upon the exercise of their respective warrants in accordance with the terms of the warrants agreements. These holders may in turn sell the shares by one or more of the following means of distribution:

     o block trades in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

     o    distributions in accordance with the rules of the Nasdaq SmallCap
          Market;

     o ordinary brokerage transactions and transactions and transactions in which the broker solicits purchasers; and

     o    privately negotiated transactions.

     The holders of the Class A and Class B placement agent unit warrants, which warrants are subject to a reduction in the exercise price, have advised us that during the reduced exercise period they would exercise their warrants only for cash, and not request a "cashless" exercise, that they have not entered into any agreement with any underwriters, brokers or dealers with respect to selling their underlying shares, that they and any broker-dealers which participate with them in the distribution of the underlying shares may be deemed to be underwriters and commissions received by them and any profit on the resale of such shares by them might be deemed to be underwriting discounts or commissions under the Securities Act.

     We have advised the holders of the placement warrants that the anti-manipulation rules under the Exchange Act, including Regulation M, may apply to sales in the market of the shares of common stock underlying their warrants. We have also advised those holders of the requirement for delivery of this prospectus in connection with the resale of the shares offered hereby by them.

     To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

     None of the holders of the warrants mentioned above is an executive officer or director of the Company.

                                  LEGAL MATTERS

     Legal matters in connection with the validity of the shares of common stock offered hereby will be passed upon for us by Thelen Reid & Priest LLP, New York, New York.

                                     EXPERTS

     The balance sheet of the Company as of December 31, 2000 and the statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2000 and the cumulative amounts for the period from July 17, 1995 (inception) to December 31, 2000, included in this Prospectus and in the related Registration Statement, have been audited by Richard A. Eisner & Company, LLP, independent accountants, as stated in their report appearing herein, and are included in reliance on the report of such firm given in their authority as experts in accounting and auditing. The Richard A. Eisner & Company, LLP opinion in part relies on the report of PricewaterhouseCoopers LLP.

     The statement of operations and cash flows of the Company for the period from July 17, 1995 (inception) to December 31, 1995 and for the year ended December 31, 1996 (not presented separately herein), included in cumulative amounts for the period from July 17, 1995 (inception) to December 31, 2000, and the related statement of stockholders' equity for the period from July 17, 1995 (inception) to December 31, 1995 and for the year ended December 31, 1996 have been included in this Prospectus and in the related Registration Statement in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in accounting and auditing.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and us, please review the registration statement, including exhibits, schedules and reports filed as a part of the registration statement. Statements in this prospectus about the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of contracts or other documents but are not necessarily complete, and in each instance reference is made to the copy of that document filed as an exhibit to the registration statement, and each of these statements are qualified in all respects by such reference. The registration statement, including the exhibits and schedule thereto, may be inspected without charge at the principal office of the public reference facilities maintained by the SEC at Room 1024 at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; or at its offices at Northwest Atrium Center, 500 West Madison Street, 14th Floor, Chicago, IL 60661; or Seven World Trade Center, 13th Floor, New York, NY 10048. Copies of this material can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC, including our company. The common stock, the IPO Warrants and the Class A Warrants of our company are quoted on the Nasdaq SmallCap Market.

                            NUWAVE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----

Reports of Independent Accountants......................................F-2, F-3

Balance Sheet as of December 31, 2000...................................  F-4

Statements of Operations for the years ended December 31, 1999 and
     December 31, 2000 and for the cumulative period from July 17, 1995
     (inception) to December 31, 2000...................................  F-5

Statement of Stockholders' Equity for cumulative period from
     July 17, 1995 (inception) to December 31, 2000.....................  F-6

Statements of Cash Flows for the years ended December 31, 1999 and
     December 31, 2000 and for the cumulative period from July 17, 1995
     (inception) to December 31, 2000...................................  F-9

Notes to Financial Statements...........................................  F-11

Balance Sheet as of June 30, 2001 (unaudited)...........................  F-21

Statement of Operations -
     for the three-month and six-month periods ended June 30, 2000
     (unaudited) and June 30, 2001 (unaudited)..........................  F-22

Statements of Cash Flows -
     for the six-month periods ended June 30, 2000 (unaudited)
     and June 30, 2001 (unaudited)......................................  F-23

Notes to Condensed Financial Statements (unaudited).....................  F-25

REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Stockholders
NUWAVE Technologies, Inc.
Fairfield, New Jersey

We have audited the accompanying balance sheet of NUWAVE Technologies, Inc. (a development stage enterprise) as of December 31, 2000, and the related statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2000 and the cumulative amounts for the period from July 17, 1995 (inception) through December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The amounts for the period from July 17, 1995 (inception) to December 31, 1996, included in the cumulative amounts for the period from July 17, 1995 (inception) to December 31, 2000, were audited by other accountants whose report dated March 26, 1997, expressed an unqualified opinion on such amounts.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NUWAVE Technologies, Inc. as of December 31, 2000, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2000 and the cumulative amounts for the period from July 17, 1995 (inception) to December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

Richard A. Eisner & Company, LLP
Florham Park, New Jersey
February 28, 2001

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of NUWAVE Technologies, Inc.

We have audited the statement of operations, cash flows of NUWAVE Technologies, Inc. (a development stage enterprise) for the period from July 17, 1995 (inception) to December 31, 1996 (not presented separately herein), included in the cumulative amounts for the period from July 17, 1995 (inception) to December 31, 2000, and the related statement of stockholders' equity for the period from July 17, 1995 (inception) to December 31, 1995 and the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts or disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above (not presented separately herein) present fairly, in all material respects, the results of operations and cash flows of NUWAVE Technologies, Inc. for the period from July 17, 1995 (inception) to December 31, 1996, included in the cumulative amounts for the period from July 17, 1995 (inception) to December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

PricewaterhouseCoopers LLP

New York, New York
March 26, 1997

                            NUWAVE TECHNOLOGIES, INC
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                  BALANCE SHEET


                    ASSETS
                                                                    December 31,
                                                                       2000
                                                                   -------------
Current Assets

     Cash and cash equivalents                                      $ 3,847,402

     Inventory                                                           45,013

     Prepaid expenses and other current assets                          292,192
                                                                   -------------

               Total current assets                                   4,184,607

Property and equipment                                                  109,379

Other assets                                                            350,578

Deferred tax benefits                                                   240,000
                                                                   -------------

               Total assets                                         $ 4,884,564
                                                                   =============
          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

Accounts payable and accrued liabilities                            $   417,443
                                                                   -------------

               Total liabilities                                        417,443
                                                                   -------------

Commitments and contingencies

Stockholders' equity:

     Series A Convertible Preferred Stock, noncumulative,
     $.01 par value; authorized 400,000 shares; none outstanding.

     Preferred stock, $.01 par value; authorized 1,000,000 shares; none issued - (preferences and rights to be designated by the Board of Directors)

     Common stock, $.01 par value; authorized 40,000,000 shares;        105,577
     outstanding 10,557,729 shares.

     Additional paid in capital                                      24,528,052

     Deficit accumulated during the development stage               (20,166,508)
                                                                   -------------

               Total stockholders' equity                             4,467,121
                                                                   -------------

               Total liabilities and stockholders' equity           $ 4,884,564
                                                                   =============


   The accompanying notes are an integral part of these financial statements.

                            NUWAVE TECHNOLOGIES, INC
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS

                                                                                   Cumulative from
                                                                                    July 17, 1995
                                                           Year           Year        (inception)
                                                           ended          ended           to
                                                       December 31,   December 31,   December 31,
                                                           1999           2000           2000
                                                      -------------  -------------  -------------
Net Sales                                             $      16,553  $      14,460  $      53,833
Cost of Sales                                                (2,200)        (4,408)       (15,728)
                                                      -------------  -------------  -------------
                                                             14,353         10,052         38,105
                                                      -------------  -------------  -------------

Operating expenses:

Research and development expenses                     $    (938,745) $  (1,182,833) $  (7,502,742)

General and administrative expenses                      (2,503,812)    (3,313,909)   (13,026,361)
                                                      -------------  -------------  -------------

                                                         (3,442,557)    (4,496,742)   (20,529,103)
                                                      -------------  -------------  -------------

          Loss from operations                           (3,428,204)    (4,486,690)   (20,490,998)
                                                      -------------  -------------  -------------

Other income (expense):

          Interest income                                   174,086        274,436      1,016,501

          Interest expense                                   (5,709)       (10,475)      (347,726)

          Rave settlement costs                            (338,895)                     (338,895)
                                                      -------------  -------------  -------------

                                                           (170,518)       263,961        329,880
                                                      -------------  -------------  -------------

Net loss before (provision) benefit for income taxes
          and extraordinary item                         (3,598,722)    (4,222,729)   (20,161,118)

          (Provision) benefit for income taxes              908,350        (65,580)       842,770
                                                      -------------  -------------  -------------

Net loss before extraordinary item                       (2,690,372)    (4,288,309)   (19,318,348)

          Extraordinary item                                                             (848,160)
                                                      -------------  -------------  -------------

          Net loss                                    $  (2,690,372) $  (4,288,309) $ (20,166,508)
                                                      =============  =============  =============

Basic and diluted loss per share:

          Weighted average number of
          common shares outstanding                       8,419,644     10,135,345
                                                      =============  =============

          Basic and diluted loss per share            $       (0.32) $       (0.42)
                                                      =============  =============

   The accompanying notes are an integral part of these financial statements.

                            NUWAVE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                        STATEMENT OF STOCKHOLDERS' EQUITY

                                       Series A
                                      Convertible                                                   Deficit
                                    Preferred Stock      Common Stock                             Accumulated
                                  ------------------ ---------------------  Additional  Deferred   During the
                                                                             Paid-in     Equity   Development
                                   Shares    Amount    Shares     Amount      Capital     Costs      Stage        Total
                                  --------  -------- ---------- ---------- ----------- ---------- ----------- ------------
Common shares issued in
  connection with the formation
  of the company.................                     2,060,000  $  20,600                                     $   20,600

Common shares returned and
  retired without consideration..                      (125,000)    (1,250)  $   1,250

Sale of Series A convertible
  preferred stock for cash of
  $1.50 per share................  600,000  $  6,000                           894,000                            900,000

Common shares issued with
  initial bridge notes payable
  for cash of $1.50 per share....                        70,000        700     104,300                            105,000

Costs incurred in connection
  with equity financing .........                                                        $(38,400)                (38,400)

Net loss for the period from
  July 17, 1995 (inception) to
  December 31, 1995 .............                                                                   $(910,591)   (910,591)
                                  --------  -------- ---------- ---------- ----------- ---------- ----------- ------------

Balance at December 31, 1995.....  600,000     6,000  2,005,000     20,050     999,550   $(38,400)   (910,591)     76,609

Common shares issued in
  connection with the exchange
  of the initial bridge notes
  for 14 bridge units ...........                        70,000        700     139,300                            140,000

Common shares issued with
  bridge notes payable for cash
  of $2.00 per share ............                       330,000      3,300     656,700                            660,000

Costs incurred in connection
  with the private placement
  offering relating to the
  equity financing ..............                                             (134,000)  $ 13,400                (120,600)

Common shares issued in
  connection with the initial
  public offering for cash of
  $5.00 per share ...............                     2,300,000     23,000  11,477,000                         11,500,000

2,530,000 common stock purchase
  warrants issued in connection
  with the initial public
  offering for cash of $0.10
  per warrant ...................                                              253,000                            253,000

220,000 common stock purchase
  warrants and 220,000 redeemable
  warrants issued to the
  underwriter in connection with
  the initial public offering
  for cash of $10.00.............                                                   10                                 10

Conversion of 600,000 preferred
  shares into 600,000 common
  shares in connection with the
  initial public offering........ (600,000)   (6,000)   600,000      6,000

                            NUWAVE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                        STATEMENT OF STOCKHOLDERS' EQUITY

                                       Series A
                                      Convertible                                                   Deficit
                                    Preferred Stock      Common Stock                             Accumulated
                                  ------------------ ---------------------  Additional  Deferred   During the
                                                                             Paid-in     Equity   Development
                                   Shares    Amount    Shares     Amount      Capital     Costs      Stage        Total
                                  --------  -------- ---------- ---------- ----------- ---------- ----------- ------------
Costs incurred in connection with
  the initial public offering....                                           (2,214,582)    25,000              (2,189,582)

Common shares issued in
  connection with the exercise of
  20,000 stock options for cash
  of $1.50 per share.............                        20,000        200      29,800                             30,000

Net loss for the year ended
  December 31, 1996..............                                                                  (4,430,649) (4,430,649)
                                  --------  -------- ---------- ---------- ----------- ---------- ----------- ------------

Balance at December 31, 1996.....            $   -    5,325,000  $  53,250 $11,206,778   $   -    $(5,341,240) $5,918,788

Common shares issued in
  connection with the exercise of
  23,334 stock options for cash
  of $2.00 per share.............                        23,334        233      46,435                             46,668

Net loss for the year ended
  December 31, 1997..............                                                                  (3,848,316) (3,848,316)
                                  --------  -------- ---------- ---------- ----------- ---------- ----------- ------------

Balance at December 31, 1997.....        -   $   -    5,348,334  $  53,483 $11,253,213   $   -    $(9,189,556) $2,117,140

Common shares issued in connection
  with a private placement for
  cash of $3.95 per share with
  50,000 warrants and 50,000
  supplemental warrants..........                       253,485      2,535     997,465                          1,000,000

Costs incurred in connection with
  private placement .............                                             (140,652)                          (140,652)

Common shares issued in
  connection with the exercise of
  11,666 stock options for cash
  of $2.00 per share.............                        11,666        117      23,215                             23,332

Warrants to purchase common stock
  issued in connection with a
  consulting agreement ..........                                              217,040                            217,040

2,742,904 Common shares issued
  with 2,057,207 class A warrants
  to purchase common shares in
  connection with a private
  placement for a cash price
  ranging from $2.50 to $3.06
  per share......................                     2,742,904     27,249   7,253,117                          7,280,546

18.2 Unit Warrants issued in
  connection with private
  placement......................                                                    6                                  6

Costs incurred in connection with
  private placement..............                                           (1,244,990)                        (1,244,990)

                            NUWAVE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                        STATEMENT OF STOCKHOLDERS' EQUITY

                                        Series A
                                       Convertible                                                  Deficit
                                     Preferred Stock       Common Stock                           Accumulated
                                  ------------------ ---------------------  Additional  Deferred  During the
                                                                             Paid-in     Equity   Development
                                   Shares    Amount    Shares      Amount     Capital     Costs      Stage       Total
                                  --------  -------- ---------- ---------- ----------- ---------- ----------- ------------
Net loss for the year ended
   December 31,1998..............                                                                  (3,998,271)  (3,998,271)
                                  --------  -------- ---------- ---------- ----------- ---------- ----------- ------------

Balance at December 31, 1998.....        -         -  8,356,389     83,564  18,358,414         -  (13,187,827)   5,254,151

Issuance of common stock in
   connection with an arbitration
   settlement ...................                       100,000      1,000     145,200                             146,200

Issuance of options in connection
   with an arbitration settlement                                               17,695                              17,695

Common shares issued in
   connection with the exercise
   of 12,500 stock options for
   cash of $1.462 per share......                        12,500        125      18,150                              18,275

Costs incurred in connection with
   private placement.............                                              (44,638)                            (44,638)

Warrants to purchase common stock
   issued in connection with a
   consulting agreements.........                                              204,447                             204,447

Net loss for the year ended
   December 31, 1999.............                                                                  (2,690,372)  (2,690,372)
                                  --------  -------- ---------- ---------- ----------- ---------- ----------- ------------

Balance at December 31, 1999.....        -    $    -  8,468,889    $84,689 $18,699,268     $   - $(15,878,199)  $2,905,758

2,088,608 Common shares issued
   with 1,044,304 warrants to
   purchase common shares
   in connection with a private
   placement for a cash price of
   $3.95 per share...............                     2,088,608     20,886   6,579,114                           6,600,000

Costs incurred in connection with
   private placement.............                                           (1,107,369)                         (1,107,369)

Warrants to purchase common stock
   issued in connection with
   consulting agreements.........                                              311,033                             311,033

Options issued at less than market                                              45,134                               45,134

232 Common shares issued in
   connection with the exercise
   of stock warrants.............                           232          2         872                                 874

Net loss for the year ended
   December 31, 2000.............                                                                  (4,288,309)  (4,288,309)
                                  --------  -------- ---------- ---------- ----------- ---------- ----------- ------------

Balance at December 31, 2000.....        -    $    - 10,557,729   $105,577 $24,528,052     $   - $(20,166,508) $ 4,467,121
                                  ========  ======== ========== ========== =========== ========== =========== ============

                            NUWAVE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                            STATEMENTS OF CASH FLOWS

                                                                                   Cumulative from
                                                                                    July 17, 1995
                                                           Year           Year       (inception)
                                                           ended          ended          to
                                                       December 31,   December 31,   December 31,
                                                           1999           2000           2000
                                                      -------------  -------------  -------------
Cash flows from operating activities
     Net loss                                         $  (2,690,372) $  (4,288,309) $ (20,166,508)

     Adjustments to reconcile net loss to net cash used in operating activities

     Extraordinary item                                                                   848,160

     Depreciation expense                                    52,026         71,794        238,579

     Amortization of website development costs                              34,555         34,555

     Amortization of debt discount                                                        168,778

     Amortization of deferred financing costs                                              89,062

     (Increase) Decrease in inventory                         8,184         (4,124)       (45,013)

     (Increase) Decrease in prepaid expenses and             29,749       (195,207)      (292,192)
     other current assets

     (Increase) Decrease in other assets                     98,148          9,950        (54,181)

     (Increase) Decrease in Deferred tax benefits          (908,350)       668,350       (240,000)

     Increase (Decrease) in accounts payable and             13,354        142,888        417,443
     accrued liabilities

     Extension of Stock Options expiration date at                          45,134         45,134
     less than current market price

     Issuance of warrants in connection with
     consultant agreements                                  204,447        311,033        732,520

     Issuance of common stock in connection with
     an arbitration settlement                              146,200                       146,200

     Issuance of options in connection with
     an arbitration settlement                               17,695                        17,695

     Issuance of common stock for services rendered                                        20,600
                                                      -------------  -------------  -------------

          Net cash used in operating activities          (3,028,919)    (3,203,936)   (18,039,168)
                                                      -------------  -------------  -------------

Cash flows from investing activities:
     Purchase of property and equipment                     (41,663)       (80,507)      (347,958)
     Capitalized software and website development costs                   (330,952)      (330,952)
                                                      -------------  -------------  -------------

          Net cash used in investing activities             (41,663)      (411,459)      (678,910)
                                                      -------------  -------------  -------------

Cash flows from financing activities:
     Proceeds from sales of Series A Convertible
     Preferred Stock                                                                      900,000

     Proceeds from issuance of initial bridge units                                       350,000

    The accompanying notes are an integral put of these financial statements.

                            NUWAVE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS

                                                                                   Cumulative from
                                                                                    July 17, 1995
                                                           Year           Year        (inception)
                                                           ended          ended           to
                                                       December 31,   December 31,   December 31,
                                                           1999           2000           2000
                                                      -------------  -------------  -------------
     Proceeds from issuance of bridge units, net of
     exchange of initial bridge notes                                                   1,650,000

     Proceeds from IPO                                                                 11,753,010

     Proceeds from equity offering - February 6, 1998                                   1,000,000

     Proceeds from equity offering May 19 to                                            7,280,546
     June 6, 1998

     Proceeds from equity offering - March 14, 2000                      6,600,000      6,600,000

     Repayment of initial bridge notes                                                 (2,000,000)

     Costs incurred for equity offerings and warrants       (44,638)    (1,107,369)    (4,886,225)

     Issuance of common stock in connection with
     exercise of stock options and/or warrants               18,275            874        119,149

     Release of restricted cash                              76,078

     Deferred financing costs                                                            (201,000)
                                                      -------------  -------------  -------------

     Net cash provided by financing activities               49,715      5,493,505     22,565,480
                                                      -------------  -------------  -------------

     Net increase (decrease) in cash and cash
     equivalents                                         (3,020,867)     1,878,110      3,847,402

Cash and cash equivalents at the beginning of
the period                                                4,990,159      1,969,292
                                                      -------------  -------------  -------------

     Cash and cash equivalents at the end of
     the period                                       $   1,969,292  $   3,847,402  $   3,847,402
                                                      =============  =============  =============

Supplemental disclosure of cash flow information:

     Interest paid during the period                  $       5,709  $      10,475  $      89,886
                                                      =============  =============  =============

Supplemental disclosure of non cash investing and financing activities:

Deferred financing costs incurred in connection with
     the exchange of the initial bridge notes for 14
     bridge units                                                                   $     140,000
                                                                                    =============

Deferred equity costs charged to additional paid in
     capital in connection with the PPO                                             $      13,400
                                                                                    =============

Deferred financing costs charged to additional paid-in
     capital in connection with the IPO                                             $      25,000
                                                                                    =============

600,000 Series A Convertible Preferred Stock converted
     into Common Stock                                                              $       6,000
                                                                                    =============

    The accompanying note are an integral part of these financial statements.

1.   ORGANIZATION AND BUSINESS

     NUWAVE Technologies, Inc. (the "Company"), a development stage enterprise, was incorporated in Delaware on July 17, 1995. It has had only a limited operating history and has had only limited sales of its products to date. Since its inception in July 1995, the Company has been engaged primarily in the research and development of proprietary video enhancement technology designed to significantly enhance video output devices with clearer sharper details and more vibrant colors when viewed on the display screen. This technology is known as the NUWAVE Video Processor ("NVP") technology. The Company intends to license this technology or have it manufactured in the form of Application Specific Integrated Circuits ("ASIC") through third parties and to: directly market products which use this technology to improve picture quality in set-top boxes, televisions, VCR's, DVD's, camcorders and other video devices. In addition to the NVP technology, the Company has completed development of proprietary software technology with the ability to digitally enhance both pictures and videos on PCs while the user is surfing the Internet or working offline. The Company conducts its operations primarily in the United States.

     There is no assurance that the Company's research and development and marketing efforts will be successful, that the Company will ever have commercially accepted products, or that the Company will achieve significant sales of any such products. The Company has incurred net losses and negative cash flows from operations since its inception. In addition, the Company operates in an environment of rapid change in technology and is dependent upon the services of its employees and its consultants. If the Company is unable to successfully market its NUWAVE Video Processor and related products it is unlikely that the Company could continue its business.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. The most significant estimates relate to the valuation allowance in connection with deferred tax assets. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include all cash balances, money market instruments, and other highly liquid investments with insignificant interest rate risk and original maturities of three months or less. At December 31, 2000, $3,847,402 of money market accounts and commercial checking accounts, the fair value of which approximate cost, are included in cash and cash equivalents.

INVENTORY

     Inventory is stated at the lower of cost (first-in, first-out method) or market.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost less accumulated depreciation. The cost of maintenance and repairs is charged against results of operations as incurred.

     Depreciation is charged against results of operations by an accelerated method over the estimated useful lives of the related assets.

     Sales and retirements of depreciable property are recorded by removing the related cost and accumulated depreciation from the accounts. Gains or losses on sales and retirements of property and equipment are reflected in the results of operations.

RESEARCH AND DEVELOPMENT EXPENSES

     Expenditures for research and development are expensed as incurred with the exception of the following costs relating to website and software development.

     Website Development Costs:

     The Company accounts for its website development costs in a manner consistent with the American Institute of Certified Public Accountants Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires all costs related to the development of internal use software other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. The Company is amortizing its capitalized website development cost over 24 months. As of December 31, 2000, the Company has capitalized website development costs aggregating $178,609 and accumulated amortization aggregated $34,555.

     Software Development Costs:

     The Company capitalizes software development costs when the preliminary project stage is completed. All other software development costs are expensed as research and development as incurred.

     The Company amortizes the capitalized software development costs over their estimated useful life, generally three years. It is reasonably possible that the remaining economic useful life of the software may vary in the near term.

     During the year ended December 31, 2000, the Company capitalized software development costs totaling $152,343. No amortization of capitalized software costs was recognized during the year ended December 31, 2000.

ADVERTISING EXPENSES

     The Company expenses advertising costs which consist primarily of promotional items, print and digital media. Advertising and promotional expenses charged to operations for the cumulative period from July 17, 1995 (inception) to December 31, 2000 amounted to $1,153,781 and for the years ended December 31, 2000 and December 31, 1999 amounted to $582,798 and $33,083, respectively.

CONCENTRATION OF CREDIT RISK

     The Company's financial instruments that are exposed to concentrations of credit risk consist of cash and cash equivalents. The Company places its cash and cash equivalents in high quality institutions with three types of accounts,
1) an operating account where the cash balance is in excess of the FDIC insurance limit, 2) a money market fund which invests only in U.S. Government securities and 3) certificates of deposit.

PER SHARE DATA

     The basic per share data has been computed on the basis of the loss for the period divided by the historic weighted average number of shares of common stock outstanding. All potentially dilutive securities have been excluded from the computations since they would be antidilutive (see note 5).

INCOME TAXES

     The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined on the basis of the differences between the tax basis of assets and liabilities and their respective financial reporting amounts ("temporary differences") at enacted tax rates in effect for the years in which the differences are expected to reverse.

RECENT ACCOUNTING PRONOUNCEMENTS

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition in Financial Statements," providing guidance on the recognition, presentation and disclosure of revenue in financial statements. The Company does not expect the adoption of SAB 101 to have an impact on the Company's results of operations, financial position or cash flows.

3.   PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                          USEFUL LIVES IN      DECEMBER 31,
                                               YEARS               2000
                                         -----------------   -----------------
Furniture and Fixtures.............             10              $   5,523
Computers..........................              5                248,362
Equipment..........................              5                 94,073
                                                             -----------------
                                                                $ 347,958
  Less, accumulated depreciation..                                238,579
                                                             -----------------
                                                                $ 109,379
                                                             =================

4.   ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities consist of the following:

                                                               DECEMBER 31,
                                                                   2000
                                                             -----------------
Accounts payable...................                             $ 359,160
Legal and accounting fees..........                                58,283
                                                             -----------------
                                                                $ 417,443

5.   CAPITAL TRANSACTIONS

COMMON STOCK

     On July 17, 1995, the Company issued 2,060,000 shares of common stock for a fair market value of $.01 per share as consideration for services rendered in connection with the formation of the Company, as follows:

     o 1,090,000 shares to Prime Technologies, Inc. ("Prime"). Rave Engineering Corp. ("Rave") and two members of the Company's Board of Directors have ownership interests in Prime of 22%, 22% and 16%, respectively;

     o    450,000 shares to the Company's President;

     o 450,000 shares to three entities affiliated with an individual who was a member of the Company's Board of Directors (125,000 of such shares were subsequently returned and retired without consideration); and

     o 70,000 shares to individuals who were either employees of, or consultants to, the Company.

     On February 9, 2000, the board of directors and the Company's stockholders authorized the increase in the shares of common stock to 40,000,000 common shares, par value $.01 per share.

     In July 1996, the Company completed an IPO in which it sold 2,300,000 common shares and 2,530,000 Redeemable Common Stock Purchase Warrants (the "Warrants") to purchase an additional 2,530,000 common shares. The Warrants became exercisable at $5.50 per share on July 3, 1997, and have an expiration date of July 3, 2001. The Warrants are redeemable by the Company at any time on not less than 30 days prior written notice to the holders of the Warrants, provided the average closing bid quotation of the Common Stock as reported on the NASDAQ Stock Market, if traded thereon, or if not traded thereon, the average closing sale price of the Common Stock if listed on a national securities exchange (or other reporting system that provides last sale prices), has been at least 150% of the then current exercise price of the Warrants (currently $5.985) for a period of 20 consecutive trading days ending on the third day prior to the date on which the Company gives notice of redemption. The Warrants will be exercisable until the close of business on the day immediately preceding the date fixed for redemption. The Underwriter will receive from the Company a Warrant Solicitation fee of five percent (5%) of the aggregate exercise price of the Warrants if the market price of the Common Stock is greater than the exercise price of the Warrants on the date of exercise.

     Also in connection with the IPO, the Company issued to the Underwriter, for an aggregate purchase price of $10.00, warrants to purchase ( i ) 220,000 shares of Common Stock and ( ii ) 220,000 Redeemable Warrants to purchase Common Stock (the "Underwriter's Warrants"). The Underwriter's Warrants are exercisable at $8.25. The warrants expire July, 2001.

     On February 6, 1998, the Company entered into a two-year agreement with an investor whereby the Company issued 253,485 shares of the Company's common stock, par value $0.01 per share ("Common Stock"), for an aggregate purchase price of $1,000,000. In addition, subject to certain conditions, the agreement provided that, from time to time over the life of the agreement the Company could put shares of the Company's Common Stock. On December 20, 1999, the agreement, along with any remaining obligations of either party was terminated by mutual consent.

     In connection with a consultant agreement, the Company issued warrants to purchase 400,000 shares of common stock to the Consultant. The warrants have an exercise price of $4 per share, became exercisable September 3, 1999, and expire on March 3, 2003. The fair value of these warrants was estimated at $386,805 and has been charged to operations over the life of the initial term of the consulting agreement, $169,765 and $217,040 was charged against operations for the years ended December 31, 1999 and 1998, respectively.

     On May 11, 1998, the Company entered into a placement agency agreement with the Consultant to act as the Company's placement agent in a private equity placement whereby the Company issued to certain accredited investors, as defined under Regulation D as promulgated under the Securities Act of 1933, as amended (the "Securities Act"), 2,742,904 shares of the Company's Common Stock and 2,057,207 Class A Redeemable Warrants ("Class A Warrants") between May 19, 1998 and June 6, 1998, for an aggregate purchase price of $7,280,546. Each Class A Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price per share of $3.24, subject to adjustment upon the occurrence of certain events to prevent dilution, at any time during the period commencing from June 6, 1998 and expiring on May 11, 2003. The Class A Warrants are subject to redemption by the Company at $.01 per Class A Warrant 12 months after the effective date of a registration statement covering the Class A Warrants on not less than 30 days prior written notice to the holders of the Class A Warrants, provided the average closing bid price of the Common Stock has been at least 250% of the then current exercise price of the Class A Warrants for a period of thirty consecutive trading days ending on the day prior to the day on which the Company gives notice of redemption. The Class A Warrants will be exercisable until the close of business on the day immediately preceding the date fixed for redemption.

     The Consultant, for acting as placement agent, received a commission of 10% ($728,055) of the gross proceeds from the sale of the Units, as well as a 3% non-accountable expense allowance ($218,416) and reimbursement of other costs, including legal expenses relating to the offering ($77,171). In addition, the Consultant, as part of its compensation, received warrants exercisable until May 11, 2003, to purchase up to (i) 688,084 shares of the Company's Common Stock at a price per share ranging from $2.50 to $3.06 and (ii) warrants to purchase up to 516,068 shares of the Company's common stock at a price per share of $3.24.

     On May 28, 1999, in accordance with the terms of Rave Settlement Agreement, the Company issued 100,000 shares of its Common Stock and options to purchase 50,000 shares of the Company's Common Stock at an exercise price of $1.46. Operations has been charged $163,895, the estimated fair value of the Common Stock and options on May, 28 1999.

     On February 14, 2000, the Company entered into a placement agency agreement with Janssen-Meyers Associates, L.P. ("JMA") to act as the Company's placement agent in a private equity placement whereby the Company issued to certain accredited investors, as defined under Regulation D as promulgated under the Securities Act of 1933, as amended (the "Securities Act"), Units of the Company's securities consisting of 2,088,608 shares of the Company's Common Stock and 1,044,304 Redeemable Common Stock Purchase Warrants ("Common Stock Purchase Warrants") on March 14, 2000, for an aggregate purchase price of $6,600,000. Each Common Stock Purchase Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price per share of $3.95, subject to adjustment upon the occurrence of certain events to prevent dilution, at any time during the period commencing from March 14, 2000, and expiring on March 14, 2003. The Common Stock Purchase Warrants are subject to redemption by the Company at $.O1 per Warrant 12 months after the effective date of a registration statement covering the Warrants on not less than 30 days prior written notice to the holders of the Warrants, provided the average closing bid price of the Common Stock has been at least 250% of the then current exercise price of the Warrants for a period of thirty consecutive trading days ending within five days prior to the date on which the Company gives notice of redemption. The Common Stock Purchase Warrants will be exercisable through March 14, 2003.

     Janssen-Meyers Associates, for acting as placement agent, received a commission of 10% ($660,000) of the gross proceeds from the sale of the Units, as well as a 3% non-accountable expense allowance ($198,000) and reimbursement of other costs, including legal expenses relating to the offering ($54,399). In addition, as part of its compensation, JMA received warrants exercisable until March 14, 2005 to purchase ( i ) up to 522,152 shares of the Company's Common Stock at a price per share of $3.16 and ( ii ) warrants to purchase up to 261,080 Common shares at $3.95, exercisable until March 14, 2003.

     As a result of the above and a previous private equity placement and in accordance with the provisions of the Warrant Agreement dated as of July 3, 1996, between the Company, Rickel & Associates, Inc. and American Stock Transfer & Trust Company, adjustments have been made to the exercise price (the "Warrant Price") for the warrants issued pursuant to such Agreement (the "Public Warrants") and to the number of shares of Common Stock issuable on exercise of the Public Warrants. The Warrant Price has been reduced from $5.50 to $3.99. In addition, for every share of Common Stock the warrant holders were entitled to prior to these dilutive transactions (2,530,000 shares), the warrant holders are now entitled to 1.378 shares (3,486,340 shares). Also, pursuant to the Warrant Agreement, the Company can redeem the Public Warrants in the event that the average closing price of the Company's Common Stock is at least 150% of the then current Warrant Price of the Public Warrants for a period of 20 consecutive trading days: consequently, the average closing price now required is $5.985.

PREFERRED STOCK

     During July and August 1995, the Company sold 600,000 shares of Series A Convertible Preferred Stock for $900,000 to several investors, one of whom was the purchaser of the initial bridge notes. The preferred shares converted into common shares on a one-for-one basis, at the IPO date.

     On April 30, 1996, the board of directors and the Company's stockholders authorized an additional 1,000,000 shares of preferred stock, $.01 par value, which may have such preferences and rights as the board of directors may designate.

BRIDGE UNITS

     On December 15, 1995, the Company issued to a Series A Convertible Preferred stockholder 14 initial bridge units, each unit consisting of the Company's unsecured initial bridge notes in the principal amount of $25,000 with a stated interest rate of 10% per annum and 5,000 shares of the Company's common stock with a fair market value of $1.50 per share for proceeds of $350,000. After giving effect to the amortization of the initial bridge notes debt discount, the effective interest rate of the initial bridge notes was 33% per annum.

     On March 1, 1996, based upon an offer from the Company, the initial bridge noteholder elected to exchange the 14 initial bridge units for 14 bridge units.

     On March 1 and March 27, 1996, the Company sold and exchanged to accredited investors an accumulative total of 80 units (the "bridge units") in its PPO. Each bridge unit consisted of (i) a senior subordinated non-negotiable promissory note ("Bridge Notes") in the principal amount of $25,000, with a stated interest rate of 10% per annum, and (ii) 5,000 shares of common stock with a fair market value of $2.00 per share. After giving effect to the amortization of the Bridge Notes debt discount, the effective interest rate of the Bridge Notes was 49%.

     On July 9, 1996, the aggregate principal amount of the Bridge Notes of $2,000,000 and accrued interest of $73,652 was repaid upon the consummation, and out of the proceeds, of the IPO.

STOCK OPTIONS

     The Company accounts for stock options in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"). Under APB No. 25, generally, no compensation expense is recognized in the financial statements in connection with the awarding of stock option grants to employees provided that, as of the grant date, all terms associated with the award are fixed and the quoted market price of the Company's stock, as of the grant date, is not more than the amount an employee must pay to acquire the stock as defined; however, to the extent that stock options are granted to non employees, for goods or services, the fair value of these options is included in operating results as an expense.

     A summary of the Company's stock option activity under its plans, and related information, is as follows:

                                                                             WEIGHTED
                                           NUMBER OF                          AVERAGE    NUMBER OF
                                             COMMON      EXERCISE PRICE      EXERCISE     SHARES
                                             SHARES      RANGE PER SHARE       PRICE    EXERCISABLE
                                          -----------  ------------------- ----------- ------------
Outstanding at December 31, 1998.......    1,214,500     $ 1.50 - $ 6.88     $  3.18      633,503
                                                                                       ============
Granted                                      205,000     $ 1.97 - $ 2.50     $  2.03
Cancelled                                    (25,000)    $ 3.00 - $ 3.25     $  3.20
                                          -----------
Outstanding at December 31, 1999.......    1,394,500     $ 1.50 - $ 6.88     $  3.02    1,199,338
                                                                                       ============
Granted                                       57,500     $ 1.00 - $ 2.44     $  1.42
Cancelled                                    (60,000)    $ 1.50 - $ 2.50     $  1.67
                                          -----------
Outstanding at December 31, 2000.......    1,392,000     $ 1.00 - $ 6.88     $  3.01    1,282,340
                                          ===========                                  ============

     Disclosures required by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), including pro forma operating results, had the Company prepared its financial statements in accordance with the fair-valuebased method of accounting for stock-based compensation are shown below.

     Exercise prices and weighted-average contractual lives for stock options outstanding as of December 31, 2000, are as follows:

                             OPTIONS OUTSTANDING            OPTIONS EXERCISABLE
                   ------------------------------------- -------------------------
                                  WEIGHTED
                                   AVERAGE     WEIGHTED                 WEIGHTED
                                  REMAINING     AVERAGE                  AVERAGE
    RANGE OF           NUMBER    CONTRACTUAL   EXERCISE      NUMBER     EXERCISE
 EXERCISE PRICES    OUTSTANDING     LIFE         PRICE    EXERCISABLE     PRICE
----------------   ------------- -----------  ---------- ------------- -----------
$ 1.00 - $ 2.50       567,500       6.13         $1.68      460,840       $1.66
$ 3.00 - $ 3.25       653,000       2.40         $3.25      653,000       $3.25
$ 5.87 - $ 6.88       171,500       2.08         $6.50      168,500       $6.50

     The following table summarizes the pro forma operating results of the Company, had compensation costs for the stock options granted been determined in accordance with the fair-value-based method of accounting for stock based compensation as prescribed by SFAS No. 123. Since certain option grants awarded during 1999 and 2000 vest over several years and additional awards are expected to be issued in the future, the pro forma results noted below are not likely to be representative of the effects on future years of the application of the fair-value-based method.


                                                         YEAR ENDED
                                           -------------------------------------
                                           DECEMBER 31, 1999   DECEMBER 31, 2000
                                           -----------------  ------------------
Pro forma net loss...........................  $(2,986,914)      $(4,645,897)
Pro forma basic and diluted loss per share...  $      (.35)      $      (.55)

     For the purpose of the above pro forma information, the fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model. The weighted-average fair value of the options granted during 1999 and 2000 was $1.52 and $1.18, respectively. The following weighted-average assumptions were used in computing the fair value of option grants for 1999 and 2000: weighted-average risk-free interest rates ranged from 5.50% to 6.39% for 1999 and 5.24% to 6.66% for 2000; zero dividend yields for both years; volatility of the Company's Common Stock of 60% for 1999 and 134% for 2000; and an expected life of the options of ten years for both years.

     On May 4, 2000, the Company extended the expiration dates on certain options granted to executive officers. At the time of the granting of the extensions the market value of the Company's common stock exceeded the exercise price of the options. Accordingly, the Company recognized an expense of $45,134 during 2000.

Performance Incentive Stock Option Plan

     On January 31, 1996, the Company adopted its 1996 Performance Incentive Stock Option Plan (the "Plan"). Under the Plan, incentive and nonqualified stock options, stock appreciation rights and restricted stock may be granted to key employees and consultants (the "Participants") by certain disinterested directors of the Board of Directors. Any incentive option granted under the Plan will have an exercise price of not less than 100% of the fair market value of the shares on the date on which such option is granted. With respect to an incentive option granted to a Participant who owns more than 10% of the total combined voting stock of the Company or of any parent or subsidiary of the Company, the exercise price for such option must be at least 110% of the fair market value of the shares subject to the option on the date on which the option is granted. A nonqualified option granted under the Plan (i.e., an option to purchase the common stock that does not meet the Internal Revenue Code's requirements for incentive options) must have an exercise price of at least the par value of the stock. Stock appreciation rights may be granted in conjunction with the grant of an incentive or nonqualified option under the Plan or independently of any such stock option. The directors determine the vesting of the options under the Plan at the date of grant. A maximum of 1,205,000 options can be awarded under the Plan (as amended May 26, 1998). As of December 31, 1996, no options had been issued. During 1997, 172,500 options were granted and 25,000 options were canceled under the plan. During 1998, 605,000 options were granted under the plan. During 1999, 145,000 options were granted under the plan.

Non-Employee Director Stock Option Plan

     On November 25, 1996, the Company established a Non-Employee Director Stock Option Plan (the "Director's Plan"). The Director's Plan provides that each member of the Board of Directors (an "Eligible Director") who otherwise (1) is not currently an employee of the Company, or (2) is not a former employee still receiving compensation for prior services (other than benefits under a tax-qualified pension plan) shall be eligible for the grant of stock options under the Director's Plan. Each Eligible Director at the time of his election to the Board of Directors, shall be granted an option to purchase 3,000 shares of the Company's common stock at an exercise price equal to closing price of such common stock at close of business at the date of such grant, such option to vest immediately and to expire five years from the date of such grant.

     Beginning with the annual meeting of the stockholders of the Company held on May 29, 1997 and provided that a sufficient number of shares remain available under the Director's Plan, each year immediately following the date of the annual meeting of the Company there automatically will be granted to each Eligible Director who is then serving on the Board an option to purchase 5,000 shares of the Company's Common Stock. The first 1,000 options vest immediately, the remainder vest equally over the next four years from the date of grant and are exercisable at the closing price of such shares of common stock at the date of grant. Such options expire five years from the date of vesting.

     On November 25, 1996, four Eligible Directors were each granted 3,000 stock options at an exercise price of $5.75 per share. On May 29, 1997, four Eligible Directors were each granted 5,000 stock options at an exercise price of $6.75 per share. On May 26, 1998, one eligible director was granted 53,000 options at an excise price of $3.25 per share and the three remaining Eligible Directors were each granted 25,000 stock options at $3.25 per share. The maximum number of shares of Common Stock with respect to which options may be granted under the Director's Plan (as amended May 26, 1998) is 235,000 shares. During 1998, 13,000 options previously granted under the plan were cancelled. During 2000, 15,000 options were granted at $2.44 per share, under the plan. As of December 31, 2000, there are 33,000 stock options reserved for issuance in the Director's Plan.

6.   RAVE SETTLEMENT

     On November 13, 1998, pursuant to the provisions of an Exclusive Worldwide Licensing Agreement the "License Agreement" and a Development Agreement, both dated July 21,1995 the Company commenced an arbitration proceeding against Rave and its principal Randy Burnworth seeking (a) damages for the injuries to the Company caused by Rave's and Burnworth's breaches of their contractual and common law obligations to the Company, and (b) a declaration that, among other things, Rave is not entitled to any royalties or other payments with respect to the Company's technology and that the Company continues to have exclusive license rights to the "Licensed Product" and "Licensed Process" under the License Agreement.

     On May 28, 1999, a Settlement Agreement was reached, the Arbitration was resolved and the License Agreement was terminated. As a result of the Settlement Agreement, the Company continues to maintain exclusive worldwide license rights to make, market and license its video enhancement technology free of any claims of ownership or inventorship by Rave; in return, Rave and certain individuals associated with Rave received $175,000 in cash as well as 100,000 shares of the Company's Common Stock and options to purchase 50,000 shares of the Company's Common Stock at an exercise price of $1.46.

7.   INCOME TAXES

     The tax effect of temporary differences consists of the following:

                                                      DECEMBER
                                                      31, 2000
                                                   -------------
          Deferred tax assets:
             Start up costs...................     $   840,041
             Property and equipment...........           5,434
             Research credits.........                 145,879
             Net operating loss carryforward..       6,572,775
                                                   -------------
                                                     7,564,129
             Valuation allowance..............      (7,324,129)
                                                   -------------
                                                   $   240,000
                                                   =============

     Income tax benefit (expense) as of December 31, 2000 and 1999 consists of the following:

                                                        1999         2000
                                                        ----         ----
          State...............................
             Current..........................                     602,770
             Deferred.........................          908,350   (668,350)
                                                     ----------  ---------
                                                     $  908,350  $ (65,580)
                                                     ==========  =========

     In accordance with New Jersey statues, the Company has entered into an agreement to sell certain New Jersey net operating losses and research and development credits. Accordingly, a state income tax benefit (expense) and deferred tax asset has been recognized in 2000.

     The change in valuation allowances for the years ended December 31, 2000 and 1999 were $1,976,500 and $144,691, respectively.

     The difference between the statutory federal income tax rate and the effective rate for the Company's income tax benefit (expense) for each of the years ended December 31, 2000 and 1999, respectively, is summarized as follows:

                                                        2000          1999
                                                        ----          ----
      Statutory federal income tax rate.........        34.0%         34.0%
      State income tax benefits (expense) net of        (1.0)%        16.7%
      federal tax effect........................
      Increase in valuation allowance...........       (33.8%)       (25.0)%
      Miscellaneous.............................        (0.8%)        (0.4)%
      Effective income tax rate.................        (1.6)%        25.3%

     As of December 31, 2000, the Company has unused net operating loss carryforwards of $17,900,000 available for federal income tax purposes. The unused net operating loss carryforwards expire in various years from 2010 to 2020. The Company, in the future, may be subject to limitations on the use of its NOL's as provided under Section 382 of the Internal Revenue Code.

8.   COMMITMENTS AND CONTINGENCIES

CONSULTING AND REPRESENTATIVE AGREEMENTS

     On July 22, 1998, the Company contracted with David Kwong ("consultant") to sell and license products in China and to maintain a sales office for the Company in China. The contract may be terminated, by either party, any time subsequent to September 30, 1999 by giving the other party at least 90 days' notice of termination. In return for such services the Company agreed to pay the consultant a monetary commission and grant certain stock options upon attaining determined sales levels. The Company further agreed to pay the costs to establish and maintain an office in China within the limits of an approved budget. As of December 31, 1999, a total of $228,440 had been paid under the terms of the contract, representing consulting fees of $106,500, office expenses of $90,492 and travel costs of $31,448. As of December 31, 2000, a total of $292,036 had been paid under the terms of the contract, representing consulting fees of $119,500, office expenses of $120,985 and travel costs of $51,551. No commissions had been earned and no stock options had been granted through December 31, 2000 pursuant to this agreement.

     On November 11, 1999, the Company contracted with Wolfe Axelrod Associates
(WAA) to provide various Investor Relations and Public Relations services for the Company. The contract is for an initial period of twelve months and provides for automatic renewal for an additional one-year period unless terminated by NUWAVE's written notification at least 30 days prior to the end of the 12 month term provided however that NUWAVE may terminate this agreement upon 30 days written notice within the initial seven months of the contract. In return for such services the Company granted to WAA 300,000 options for the purchase of the Company's common stock at $2.00 per share (market price on date of grant). The 300,000 options vest as follows: 125,000 on July 14, 2000; 100,000 on November 15, 2000, provided that the contract remained in force beyond July 14, 2000 and 75,000 on November 15, 2000, provided that the contract remains in force on that date. The estimated fair value of the options at date of issue was $342,286 and is being amortized over twelve months. For the years ended December 31, 1999 and 2000 the Company recognized expenses of $34,682 and $307,604, respectively, relating to this agreement. In addition the Company agreed to pay WAA a fee of $10,000 per month plus normal business expenses.

LEASES

     The Company leases shared office space on a month-to-month basis for a monthly rental of $7,260. Rent expense incurred for the cumulative period from July 17, 1995 (inception) to December 31, 2000 amounted to $357,946; and for the years ended December 31, 2000 and December 31, 1999 amounted to $84,028 and $77,471, respectively.

EMPLOYMENT AGREEMENTS

     Mr. Zarin entered into an employment agreement with the Company, dated as of April I, 2000, pursuant to which he agreed to serve as the Company's President and Chief Executive Officer through December 31, 2007, after which time the Employment Agreement shall automatically continue for additional one year periods (the "Renewal Terms") unless either Zarin or the Corporation notifies the other at least six months prior to the end of the initial or any Renewal Term. The agreement provided for an initial salary of $120,000 per year, which was increased to $150,000 on May 11, 2000. Mr. Zarin is also entitled to an annual bonus based on the performance of the Corporation equal to (i) 50% of his base compensation if the Company's net profits before taxes are equal to projections to be approved by the Company's Board of Directors, (ii) 75% of his base compensation if the Company's net profits before taxes are equal to 105% of such projections, and (iii) 100% of his base compensation if the Company's net profits before taxes are equal to 115% of such projections. Mr. Zarin can terminate the agreement upon 180 days notice. The Company can terminate the agreement for good cause at any time. If the Company elects not to renew the Agreement and has given proper notification, Mr. Zarin will receive on the date of termination an amount equal to 150% of his base compensation, his entitled performance bonus and an amount equal to the average of any discretionary bonus paid for the preceding two calendar years (the "Termination Bonuses"). If the Company otherwise terminates the agreement without cause, or otherwise materially breaches the agreement prior to December 31, 2005, Mr. Zarin will receive a single payment equal to the remaining payments he would have been entitled to receive during the unexpired portion of the agreement, an additional two years base compensation and any termination bonuses. If the Company otherwise terminates the agreement without cause, or otherwise materially breaches the agreement after December 31, 2005, Mr. Zarin will receive a single payment equal to the remaining payments he would have been entitled to receive during the unexpired portion of the agreement, an additional three years base compensation and any termination bonuses. Pursuant to an earlier employment agreement Mr. Zarin was granted an option to purchase 200,000 shares of Common Stock at $1.50 per share. The option expires December 31, 2005 and terminates if Mr. Zarin voluntarily leaves the Company or the employment agreement is terminated by the Company for good cause.

9.   EXTRAORDINARY ITEM

     The terms of the Bridge Notes of the Company contained early repayment provisions in the event the Company completed an IPO. As a result of the Company's completing an IPO in July 1996, the Bridge Notes were repaid and the unamortized financing costs of $251,938 and the unamortized debt discount of $596,222 as of that date, totaling $848,160, were written off and recorded as an extraordinary item for the year ended December 31, 1996.

                            NUWAVE TECHNOLOGIES, INC

                                  BALANCE SHEET

                                     ASSETS

                                                                     JUNE 30,
                                                                       2001
                                                                    -----------
                                                                    (UNAUDITED)

CURRENT ASSETS:

     Cash and cash equivalents................................      $ 2,065,970
     Inventory................................................           94,686
     Prepaid expenses and other current assets................          274,193
                                                                    -----------
          Total current assets................................        2,434,849
     Property and equipment...................................          105,373
     Other assets.............................................          261,718
     Deferred tax benefits....................................          240,000
                                                                    -----------
          Total assets........................................      $ 3,041,940
                                                                    ===========

           LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

     Accounts payable and accrued liabilities.................      $   283,561
                                                                    -----------
          Total liabilities...................................      $   283,561
                                                                    -----------
Commitments and contingencies
Stockholders' equity:

        Series A Convertible Preferred Stock,
        noncumulative, $.01 par value; authorized
        400,000 shares; none outstanding.

        Preferred stock, $.01 par value; authorized
        1,000,000 shares; none issued - (preferences and rights to be designated by the Board of Directors)

        Common stock, $.01 par value; authorized
        40,000,000 shares; Outstanding 10,557,729 shares......          105,577
        Additional paid in capital............................       24,535,052
        Accumulated deficit...................................      (21,882,250)
                                                                    -----------
               Total stockholders' equity.....................        2,758,379
                                                                    -----------
               Total liabilities and stockholders' equity.....      $ 3,041,940
                                                                    ===========


              The accompanying notes are an integral part of these
                         condensed financial statements.

                            NUWAVE TECHNOLOGIES, INC

                            STATEMENTS OF OPERATIONS

                                       THREE MONTHS  THREE MONTHS  SIX MONTHS  SIX MONTHS
                                          ENDED        ENDED         ENDED        ENDED
                                         JUNE 30,     JUNE 30,      JUNE 30,     JUNE 30,
                                           2001         2000          2001         2000
                                       (unaudited)  (unaudited)   (unaudited)  (unaudited)
                                       -----------  -----------  -----------  -----------
Net Sales............................. $    69,812  $     6,527  $    71,841  $    11,521
Cost of Sales.........................     (27,462)      (1,755)     (28,277)      (3,299)
                                       -----------  -----------  -----------  -----------
                                            42,350        4,772       43,564        8,222
                                       ===========  ===========  ===========  ===========
Operating expenses

Research and development expenses..... $  (191,859) $  (486,170) $  (427,951) $  (849,540)
General and administrative expenses...    (772,075)  (1,119,665)  (1,396,031)  (1,816,951)
                                       -----------  -----------  -----------  -----------
                                          (963,934)  (1,605,835)  (1,823,982)  (2,666,491)
                                       -----------  -----------  -----------  -----------
   Loss from operations...............    (921,584)  (1,601,063)  (1,780,418)  (2,658,269)
                                       -----------  -----------  -----------  -----------

Other income (expenses):

   Interest income....................      26,095       93,262       72,093      130,022
   Interest expense...................      (3,317)                   (7,416)
                                       -----------  -----------  -----------  -----------
                                            22,778       93,262       64,677      130,022
                                       -----------  -----------  -----------  -----------
     Net Loss......................... $  (898,806) $(1,507,801) $(1,715,741) $(2,528,247)
                                       ===========  ===========  ===========  ===========

Basic and diluted loss per share:

     Weighted average number of
     common shares outstanding........  10,557,729   10,557,571   10,557,729    9,708,320
                                       ===========  ===========  ===========  ===========
     Basic and diluted loss per share  $     (0.08) $     (0.14) $     (0.16) $     (0.26)
                                       ===========  ===========  ===========  ===========


              The accompanying notes are an integral part of these
                        condensed financial statements.

                            NUWAVE TECHNOLOGIES, INC

                            STATEMENTS OF CASH FLOWS


                                                          SIX       SIX MONTHS
                                                         ENDED        ENDED
                                                        JUNE 30,     JUNE 31,
                                                          2001         2000
                                                      -----------   -----------
                                                      (unaudited)   (unaudited)


Cash flows from operating activities:
  Net Loss..........................................  $(1,715,741)  $(2,528,247)
  Adjustments to reconcile net loss to net cash
  used in operating activities
  Depreciation expense..............................       22,170        32,407
  Amortization of website development costs.........       44,652
  Amortization of software development costs........       25,391
  (Increase) Decrease in inventory..................      (49,673)       (2,169)
  (Increase) Decrease in prepaid expenses
   and other current assets.........................       17,999         2,531
  (Increase) Decrease in other assets...............       18,816        15,225
  (Increase) Decrease in deferred tax benefits......                    363,392
  Increase (Decrease) in accounts payable

   And accrued liabilities..........................     (133,883)       60,819
  Extension of Stock Option expiration date
  at less than current market price.................                     45,134
  Issuance of warrants in connection with
  Consultant agreements.............................        7,000       146,006
                                                      -----------   -----------

        Net cash used in operating activities.......   (1,763,269)   (1,864,902)
                                                      -----------   -----------

  Purchase of property and equipment................      (18,164)      (62,805)
                                                      -----------   -----------
        Net cash used in investing activities.......      (18,164)      (62,805)
                                                      -----------   -----------
Cash Flows from financing activities:


              The accompanying notes are an integral part of these
                        condensed financial statements.

                            NUWAVE TECHNOLOGIES, INC

                            STATEMENTS OF CASH FLOWS


                                                       SIX MONTHS    SIX MONTHS
                                                         ENDED         ENDED
                                                        JUNE 30,      JUNE 30,
                                                          2001          2000
                                                      -----------   -----------
                                                      (unaudited)   (unaudited)

Cash flows from investing activities:

Proceeds from equity offering.......................                  6,600,000
Costs incurred for equity offerings and warrants....                 (1,064,020)

Issuance of common stock in connection with exercise
of stock option and/or warrants.....................                        874
                                                      -----------   -----------
Net cash provided by financing activities...........                  5,536,854
                                                      -----------   -----------

Net increase (decrease) in cash and cash equivalents   (1,781,433)    3,609,147

Cash and cash equivalents at the beginning of
the period..........................................    3,847,402     1,969,292
                                                      -----------   -----------

  Cash and cash equivalents at the end of the period  $ 2,065,969   $ 5,578,439
                                                      ===========   ===========

Supplemental disclosure of cash flow information:

  Interest paid during the period...................  $     7,416   $       -0-
                                                      ===========   ===========


              The accompanying notes are in integral part of these
                        condensed financial statements.

                            NUWAVE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                     NOTES TO CONDENSED FINANCIAL STATEMENTS

1.   BASIS OF INTERIM FINANCIAL STATEMENT PREPARATION

     Prior to April 1, 2001, NUWAVE Technologies, Inc. (the "Company" or "NUWAVE") was a development stage enterprise.

     The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The results of operations for the interim periods shown in this report are not necessarily indicative of expected results for any future interim period or for the entire fiscal year. NUWAVE believes that the quarterly information presented includes all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation in accordance with generally accepted accounting principles. The accompanying condensed financial statements should be read in conjunction with the Company's Annual Report on Form 10-KSB as filed with the Securities and Exchange Commission ("SEC") on April 2, 2001

2.   CAPITAL TRANSACTIONS

     On April 30, 2001, the Company's Board of Directors approved the extension of the expiration date of the Public Warrants for one year until July 3, 2002. As part of the extension, NUWAVE will be able to redeem the Public Warrants in the event that the average closing price of the Company's Common Stock is at least 120% of the then-current exercise price of the Public Warrants for a period of twenty consecutive trading days ($4.79). The redemption price of the Public Warrants is $0.10 per warrant.

     During the first six months of 2001, options covering an aggregate of 295,000 shares of our common stock were granted under the Company's performance Incentive Stock Option Plan to four persons at exercise prices of $0.61 to $0.89. The foregoing options include performance-based options to two executive officers to purchase 200,000 and 50,000 shares, respectively, of the Company's Common Stock at an exercise price of $0.79 per share. No portion of these options have vested.

3.   SUBSEQUENT EVENTS

     On August 9, 2001, the Company's Board of Directors approved the offering to the holders of the placement agent warrants from the May 1998 and March 2000 private placements a reduced exercise price of $1.00 per share of Common Stock for a period ending on October 12, 2001. There are 1,987,391 shares of Common Stock underlying these placement agent warrants.

================================================================================





                        9,098,402 Shares of Common Stock


                            NUWAVE TECHNOLOGIES, INC.





                            -----------------------

                              P R O S P E C T U S

                            -----------------------





                 THE DATE OF THIS PROSPECTUS IS AUGUST 22, 2001.





================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 27.  EXHIBITS

EXHIBIT
NUMBER    DESCRIPTION OF EXHIBIT
-------   ----------------------

3.1 Articles of Incorporation of NUWAVE (Delaware) (See Exhibit 3.1(a) to Registration Statement on Form SB-2 filed with the Commission on April 2, 1996).

3.2 Certificate of Amendment to Articles of Incorporation of NUWAVE (Delaware) (See Exhibit 3.1(b) to Registration Statement on Form SB-2 filed with the Commission on April 2, 1996).

3.3 Certificate of Authority (New Jersey) (See Exhibit 3.1(c) to Registration Statement on Form SB-2 filed with the Commission on April 2, 1996).

3.4 Amended Certificate of Authority (New Jersey) (See Exhibit 3.1(d) to Registration Statement on Form SB-2 filed with the Commission on April 2, 1996).

3.5 Certificate of Amendment to Articles of Incorporation of NUWAVE (Delaware) (See Exhibit 3.1(e) to Registration Statement on Form SB-2 filed with the Commission on April 2, 1996).

3.6 Certificate of Amendment to Articles of Incorporation of NUWAVE (Delaware) (See Exhibit 3.1 to Current Report on Form 8-K filed with the Commission on February 22, 2000).

3.7 By-Laws of NUWAVE (See Exhibit 3.2 to Registration Statement on Form SB-2 filed with the Commission on April 2, 1996)

4.1 Form of Common Stock Certificate (See Exhibit 4.1 to Amendment No. 2 to Registration Statement on Form SB-2 filed with the Commission on July 3, 1996).

4.2 Form of Public Warrant Agreement between NUWAVE, American Stock Transfer & Trust Company and Rickel & Associates, Inc. (See Exhibit
          4.2 to Amendment No. 1 to Registration Statement on Form SB-2 filed with the Commission on May 22, 1996).

4.3 Form of Public Warrant Certificate (See Exhibit 4.3 to Amendment No. 2 to Registration Statement on Form SB-2 filed with the Commission on July 3, 1996).

4.4 Form of Underwriter's Warrant Agreement (including Warrant Certificate) between NUWAVE and Rickel & Associates (See Exhibit 4.4 to Amendment No. 1 to Registration Statement on Form SB-2 filed with the Commission on May 22, 1996).

4.5 Selected Dealer Agreement among Rickel & Associates, Inc. and certain underwriters (See Exhibit 4.5 to Amendment No. 2 to Registration Statement on Form SB-2 filed with the Commission on July 3, 1996).

5**       Opinion of Thelen Reid & Priest LLP.

10.1 Option Agreement for the Purchase of Common Stock dated as of July 17, 1995 between NUWAVE Engineering, Inc. and Jeremiah F. O'Brien (See
          Exhibit 10.14 to Registration Statement on Form SB-2 filed with the Commission on April 2, 1996).

10.2 Option Agreement for the Purchase of Common Stock dated as of September 11, 1995 between NUWAVE Engineering, Inc. and Robert I. Webb

EXHIBIT
NUMBER    DESCRIPTION OF EXHIBIT
-------   ----------------------

          (See Exhibit 10.15 to Registration Statement on Form SB-2 filed with the Commission on April 2, 1996).

10.3 Option Agreement for the Purchase of Common Stock dated as of November 9, 1995 between NUWAVE Engineering, Inc. and Lyle E. Gramley (See
          Exhibit 10.16 to Registration Statement on Form SB-2 filed with the Commission on April 2, 1996).

10.4 Option Agreement for Purchase of Common Stock dated as of March 1, 1996 between NUWAVE Technologies, Inc. and Jeremiah F. O'Brien (See
          Exhibit 10.17 to Registration Statement on Form SB-2 filed with the Commission on April 2, 1996).

10.5 Option Agreement for Purchase of Common Stock dated as of July 20, 1995 between NUWAVE Technologies, Inc. and Gerald Zarin (See Exhibit
          10.18 to Registration Statement on Form SB-2 filed with the Commission on April 2, 1996).

10.6 Option Agreement for Purchase of Common Stock dated as of March 1, 1996 between NUWAVE Technologies, Inc. and Joseph A. Sarubbi (See
          Exhibit 10.19 to Registration Statement on Form SB-2 filed with the Commission on April 2, 1996).

10.7 Option Agreement for Purchase of Common Stock dated as of March 1, 1996 between NUWAVE Technologies, Inc. and Ed Bohn (See Exhibit 10.20 to Registration Statement on Form SB-2 filed with the Commission on April 2, 1996).

10.8 Form of Indemnification Agreement between the Company and its directors, dated as of January 31, 1996 (See Exhibit 10.24 to Registration Statement on Form SB-2 filed with the Commission on April 2, 1996).

10.9 Non-Employee Director Stock Option Plan (See Exhibit 10.1 to Current Report on Form 8-K filed with the Commission on June 6, 1997).

10.10 Form of Incentive Stock Option Agreement (See Exhibit 4.3 to Registration Statement on Form S-8 filed with the Commission on November 12, 1997).

10.11 Form of Non-Employee Director Stock Option Agreement (See Exhibit 4.4 to Registration Statement on Form S-8 filed with the Commission on November 12, 1997).

10.12 Form of Non-Qualified Stock Option Agreement covering options not granted under either the 1996 Performance Incentive Plan or the Non-Employee Director Stock Option Plan (See Exhibit 4.5 to Registration Statement on Form S-8 filed with the Commission on November 12, 1997).

10.13 Letter Agreement, dated March 3, 1998, between NUWAVE Technologies, Inc. and Janssen/Meyers Associates, L.P. (See Exhibit 10.41 to Annual Report on Form 10-KSB filed with the Commission on March 25, 1998).

10.14 Warrant, dated March 3, 1998, executed by NUWAVE Technologies, Inc. in favor of Janssen/Meyers Associates, L.P., to purchase up to 400,000 shares of Common Stock, par value $.01 per share, of NUWAVE Technologies, Inc. (See Exhibit 10.41 to Annual Report on Form 10-KSB filed with the Commission on March 25, 1998).

10.15 Placement Agency Agreement, dated as of May 11, 1998, between Janssen-Meyers Associates, L.P. and NUWAVE Technologies, Inc. (See
          Exhibit 10.1 to Current Report on Form 8-K filed with the Commission on June 11, 1998).

EXHIBIT
NUMBER    DESCRIPTION OF EXHIBIT
-------   ----------------------

10.16 Warrant Agreement, dated May 15, 1998, between NUWAVEe Technologies, Inc. and American Stock Transfer & Trust Company (See Exhibit 10.3 to Current Report on Form 8-K filed with the Commission on June 11,
          1998).

10.17 Form of Warrant Certificate (See Exhibit 10.4 to Current Report on Form 8-K filed with the Commission on June 11, 1998).

10.18 Form of Placement Agent Warrant Certificate (See Exhibit 10.6 to Current Report on Form 8-K filed with the Commission on June 11,
          1998).

10.19 Form of Subscription Agreement (See Exhibit 10.7 to Current Report on Form 8-K filed with the Commission on June 11, 1998).

10.20 Agreement, dated February 1, 1999, between NUWAVE Technologies, Inc. and Terk Technologies Corp. (See Exhibit 10.54 to Annual Report on Form 10-KSB filed with the Commission on March 30, 2000).

10.21 Option Agreement for Purchase of Common Stock dated as of September 28, 1999 between NUWAVE Technologies, Inc. and Richard E. Ekstract. (See Exhibit 10.55 to Annual Report on Form 10-KSB filed with the Commission on March 30, 2000).

10.22 Placement Agency Agreement, dated as of February 14, 2000, between Janssen-Meyers Associates, L.P. and NUWAVE Technologies, Inc. (See
          Exhibit 10.56 to Annual Report on Form 10-KSB filed with the Commission on March 30, 2000).

10.23 Warrant Agreement, dated March 13, 2000, between NUWAVE Technologies, Inc. and American Stock Transfer & Trust Company. (See Exhibit 10.57 to Annual Report on Form 10-KSB filed with the Commission on March 30,
          2000).

10.24 Form of Warrant Certificate. (See Exhibit 10.58 to Annual Report on Form 10-KSB filed with the Commission on March 30, 2000).

10.25 Form of Subscription Agreement. (See Exhibit 10.59 to Annual Report on Form 10-KSB filed with the Commission on March 30, 2000).

10.26 Placement Agent Warrant Agreement, dated March 14, 2000, between NUWAVE Technologies, Inc. Janssen-Meyers Associates, L.P. (See Exhibit
          10.60 to Annual Report on Form 10-KSB filed with the Commission on March 30, 2000).

10.27 Restated Employment Agreement dated as of April 1, 2000, between NUWAVE Technologies, Inc. and Gerald Zarin.

10.28 Restated sublease agreement dated September 18, 2000, between NUWAVE Technologies, Inc. and Simon, Sarver & Rosenberg.

10.29 Agreement dated April 7, 2000, between NUWAVE Technologies, Inc. and Eastman Kodak.

23.1*     Consent of Richard A. Eisner & Company, LLP.

23.2*     Consent of PricewaterhouseCoopers LLP.

23.3*     Consent of Thelen Reid & Priest LLP.

EXHIBIT
NUMBER    DESCRIPTION OF EXHIBIT
-------   ----------------------

24** Power of Attorney (included on the signature pages of the original Registration Statement No. 333-65756).

-----------------------------
*    Filed herewith.
**   Previously filed.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM SB-2 AND HAS DULY CAUSED THIS POST-EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF FAIRFIELD, AND STATE OF NEW JERSEY, ON THE 14TH DAY OF AUGUST, 2001.

                                        NUWAVE TECHNOLOGIES, INC.


                                        By:  /s/ Gerald Zarin
                                          -------------------------------------
                                          Gerald Zarin
                                          Chairman of the Board of Directors,
                                          President and Chief Executive Officer

     IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1933, THIS POST-EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

            SIGNATURE                 TITLE                      DATE
            ---------                 -----                      ----

                              Chairman of the Board
                              of Directors, President
                              and Chief Executive
/s/ Gerald Zarin              Officer (Principal
----------------------------- Executive Officer)
   Gerald Zarin                                             August 14, 2001

                              Chief Financial Officer
                              and Secretary
                              (Principal Financial
/s/ Jeremiah F. O'Brien       Officer and Accounting
----------------------------- Officer)
   Jeremiah F. O'Brien                                      August 14, 2001


*
-----------------------------
   Ed Bohn                    Director                      August 14, 2001


*
-----------------------------
   Richard E. Ekstract        Director                      August 14, 2001


*
-----------------------------
   Lyle E. Gramley            Director                      August 14, 2001


*
-----------------------------
   Joseph A. Sarubbi          Director                      August 14, 2001


*By:  /s/ Jeremiah F. O'Brien
-----------------------------
     Jeremiah F. O'Brien
     (Attorney-in-fact)

                                INDEX TO EXHIBITS

EXHIBIT                                                                PAGE
NUMBER    DESCRIPTION OF EXHIBIT                                      NUMBER
------    ----------------------                                      ------

23.1      Consent of Richard A. Eisner & Company, LLP.                III-1

23.2      Consent of PricewaterhouseCoopers LLP.                      III-2

23.3      Consent of Thelen Reid & Priest LLP.                        III-3